PART II - INFORMATION REQUIRED IN OFFERING CIRCULAR

An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

Preliminary Offering Circular, Dated January 16, 2026

NextTrip Privilege, Inc.

Up to 15,000,000 Shares of Class A Common Stock

$1.00 Per Share

Minimum Investment $1,000

By this offering circular, or this Offering Circular, NextTrip Privilege, Inc., a Nevada corporation, or the Company, we, us or our, is offering for sale up to 15,000,000 shares, or the Offered Shares, of its Class A common stock, par value $0.001 per share, or the Class A Common Stock, at a fixed price of $1.00 per share, pursuant to Tier 2 of Regulation A of the Securities and Exchange Commission, or the SEC. A minimum purchase of $1,000 of the Offered Shares is required in this offering. We may waive the minimum purchase requirement on a case-by-case basis in our sole discretion.

This offering is being conducted on a best-efforts basis, which means that there is no minimum number of Offered Shares that must be sold by us for this offering to close; thus, we may receive no or minimal proceeds from this offering. We may undertake one or more closings on a rolling basis. Until we complete a closing, the proceeds for this offering will be kept in an escrow account maintained at EnCore Bank, the “Escrow Agent”. At each closing of this offering, the proceeds will be distributed to us and the associated Offered Shares will be issued to the investors participating in such closing. If there are no closings or if funds remain in the escrow account upon termination of this offering without any corresponding closing, the funds so deposited for this offering will be promptly returned to the applicable investors, without interest and without deduction. See “Plan of Distribution.” We will pay all of the expenses of the offering.

We estimate that this offering will commence in the first quarter of 2026 after the SEC’s qualification of the Offering Statement of which this Offering Circular forms a part. This offering will terminate at the earliest of (i) the date on which the maximum number of Offered Shares has been sold, (ii) the date which is one year from this offering being qualified by the SEC (which date may be extended for an additional 90 days in our sole discretion) or (iii) the date on which this offering is earlier terminated by us, in our sole discretion. See “Plan of Distribution” for additional information.

We will offer the Offered Shares via the website invest.nexttrip-privilege.com, or the “Investor Portal”, on a continuous and ongoing basis. Icon Capital Group, LLC, a FINRA-registered broker-dealer, will act as the administrative broker-dealer, and placement agent, for this offering. Icon Capital Group, LLC has agreed to use its best efforts to arrange for the sale of the Offered Shares. Icon Capital Group, LLC is not purchasing or selling any of the Offered Shares we are offering and Icon Capital Group, LLC is not required to arrange the purchase or sale of any specific number of Offered Shares or dollar amount. We have agreed to pay to Icon Capital Group, LLC the fees set forth in the table below, which assumes that we sell all of the Offered Shares offered by this Offering Circular.

This Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the laws of any such state.

As of the date of this Offering Circular, there is no trading market in our Class A Common Stock, and we cannot assure you that a trading market will develop. Our Class A Common Stock is not currently listed on any national securities exchange or the OTC Market. There is no guarantee that our Class A Common Stock will ever trade on any national securities exchange or the OTC Market.

As of the date of this Offering Circular, we have engaged KoreTransfer USA LLC as transfer agent for this offering.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page [●] for a discussion of certain risks that you should carefully consider in connection with an investment in our securities.

	Per Share	Total Maximum
Public offering price(1)	$1.00	$15,000,000
Placement agent commissions (8.4%)(2)	$0.084	$1,260,000
Proceeds, before expenses to us(3)	$0.916	$13,740,000

(1)	This is a “best-efforts” offering. We may undertake one or more closings on a rolling basis. Until we complete a closing, the proceeds for this offering will be kept in an escrow account maintained at the Escrow Agent. At each closing of this offering, the proceeds will be distributed to us and the associated Offered Shares will be issued to the investors participating in such closing. If there are no closings or if funds remain in the escrow account upon termination of this offering without any corresponding closing, the funds so deposited for this offering will be promptly returned to the applicable investors, without interest and without deduction. See “Plan of Distribution.”

(2)	We are not using an underwriter for the sale of the Offered Shares. These commissions listed are those for Icon Capital Group, LLC, a FINRA-registered broker-dealer, acting as a broker-dealer of record and placement agent for this offering on a best-efforts basis. Icon Capital Group, LLC will receive an 8.4% commission on the aggregate amount raised by us in this offering. See the “Plan of Distribution” for additional information regarding compensation payable to Icon Capital Group, LLC and estimated expenses.

(3)	Does not reflect payment of expenses of this offering, which are estimated to be approximately $125,000 and which include, among other things, legal fees, accounting costs, reproduction expenses, due diligence, marketing, consulting, administrative services other costs of blue sky compliance, and actual out-of-pocket expenses incurred by us selling the Offered Shares. This amount represents the proceeds of the offering to us, which will be used as set out in “Use of Proceeds.”

Our board of directors used its business judgment in setting a value of $1.00 per share as consideration for the Offered Shares to be issued under this offering. The sales price per share bears no relationship to our book value or any other measure of our current value or worth.

Each holder of a share of our Class A Common Stock is entitled to one vote for each share on all matters submitted to a vote of our stockholders. Each share of our Class B common stock, par value $0.001 per share, or the Class B Common Stock, and together with the Class A Common Stock, the Common Stock, is entitled to forty votes on all matters submitted to a vote of our stockholders. Except as required by applicable law and except with respect to certain matters specified in our articles of incorporation, or the Articles of Incorporation, holders of our Class A Common Stock will vote together with the holders of shares of our Class B Common Stock as a single class on all matters (including the election of directors) submitted to vote or for the consent of our stockholders. NextTrip Group, LLC, a party related to us, currently owns 100% of our outstanding shares of Class B Common Stock (which also currently represents 100% of our outstanding Common Stock) and, assuming sale of all of the Offered Shares offered hereby, will collectively own approximately (i) 8% of our outstanding Common Stock (and 100% of our Class B Common Stock) and (ii) 77% of our voting power, in each case after this offering. As such, NextTrip Group, LLC will, for the foreseeable future, be able to control the management and affairs of our Company, as well as matters requiring the approval by our stockholders, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets, and any other significant corporate transaction. See “Risk Factors.”

The SEC does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the SEC; however, the SEC has not made an independent determination that the securities offered are exempt from registration.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or your net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

No person has been authorized in connection with this offering to give any information or to make any representations other than the information and the representations specifically contained in this Offering Circular. Any other information or representations should not be relied upon. Neither the delivery of this Offering Circular nor any sales hereunder shall, under any circumstances, create an implication that there has been no change in our affairs or in the information set forth herein since the date of this Offering Circular.

Prospective purchasers should not regard the contents of this Offering Circular or any other communication from us as a substitute for careful and independent tax and financial planning. Each potential investor is encouraged to consult with his, her or its own independent legal counsel, accountant and other professionals with respect to the legal and tax aspects of this investment and with specific reference to his, her or its own tax situation, prior to making his, her or its investment decision.

The information contained in this Offering Circular has been supplied by us. This Offering Circular contains summaries of documents not contained in this Offering Circular, but all such summaries are qualified in their entirety by references to the actual documents. Copies of documents referred to in this Offering Circular, but not included as Exhibits, will be made available to qualified prospective investors upon request.

Unless otherwise indicated, data contained in this Offering Circular concerning our business, including estimates and other statistical data, are based on information from various public sources. Although we believe that this data is generally reliable, such information is inherently imprecise, and our estimates and expectations based on these data involves a number of assumptions and limitations. As a result, you are cautioned not to give undue weight to such data, estimates or expectations.

This Offering Circular follows the disclosure format of Form S-1, pursuant to the General Instructions of Part II(a)(1)(ii) of Form 1-A.

In the event that we become a reporting company under the Securities Exchange Act of 1934, as amended, or the Exchange Act, we intend to take advantage of the provisions that relate to “emerging growth companies” under the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. See “Offering Circular Summary—Implications of Being an Emerging Growth Company.”

The date of this Offering Circular is January 16, 2026.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this Offering Circular includes some statements that are not historical and that are considered forward-looking statements. Such forward-looking statements include, but are not limited to, statements regarding our development plans for our business, our strategies and business outlook, anticipated development of our Company, and various other matters. These forward-looking statements express our expectations, hopes, beliefs and intentions regarding the future. In addition, without limiting the foregoing, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions and variations, or comparable terminology, or the negatives of any of the foregoing, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this Offering Circular are based on current expectations and beliefs concerning future developments that are difficult to predict. We cannot guarantee future performance, or that future developments affecting us will be as currently anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.

All forward-looking statements attributable to us are expressly qualified in their entirety by these risks and uncertainties. These risks and uncertainties, along with others, are also described below in the “Risk Factors” section. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. You should not place undue reliance on any forward-looking statements and should not make an investment decision based solely on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

OFFERING CIRCULAR SUMMARY

The following summary highlights material information contained in this Offering Circular. This summary does not contain all of the information you should consider before purchasing our Class A Common Stock. Before making an investment decision, you should read this Offering Circular carefully, including the “Risk Factors” section and our financial statements and the notes thereto included elsewhere in this Offering Circular. Unless otherwise indicated, the terms we, us and our, refer and relate to NextTrip Privilege, Inc., a Nevada corporation.

Our Company

Overview

NextTrip Privilege, Inc. was incorporated under the laws of Nevada in April 2025. We are a travel and lifestyle company that offers membership-based travel club services designed to provide travelers with value, flexibility, and access to curated travel experiences provided by NextTrip, Inc. under a License and Services agreement (the “Licensing and Services Agreement”) between NextTrip, Inc. and which attached as Exhibit 6.1. A more detailed description of the Licensing and Services Agreement and our relationship with NextTrip, Inc. is set forth below.

We were founded to address the increasing demand for affordable, flexible, and personalized travel options and create an investment opportunity which provides additional benefits. Traditional travel planning is often fragmented, expensive, and burdened with hidden fees or restrictive commitments, such as time shares. Our platform seeks to disrupt this model by providing members with wholesale access to hotels, resorts, cruises, vacation rentals, and other travel products at net rates, free of retail markups.

The NextTrip Privilege platform combines advanced booking technology with dedicated travel advisors and includes a hotel room discount program called “Room Coins” which is a digital currency allowing members to redeem discounts on hotel bookings. By integrating technology, curated offers, and personalized customer service, we believe we offer a superior alternative to traditional online travel agencies and timeshare arrangements.

Through NextTrip Inc., our management team brings decades of experience in hospitality, e-commerce, financial management, and high-performance sales, positioning the Company to capture meaningful market share in the expanding global travel industry.

NextTrip Privilege, Inc. has focused on establishing supplier relationships, building our online platform, and developing marketing strategies to acquire and retain members. We believe through our relationship with NextTrip, Inc, our combination of wholesale pricing access, curated travel inventory, customer-centric service, and data-driven marketing positions us for long-term growth and competitive differentiation in the travel sector.

Market Opportunity

The global travel market was valued at over $2 trillion in 2023 and is projected to grow steadily with a compound annual growth rate, or CAGR, of 8–9% through 2030, according to Allied Market Research and Statista.

This projected growth is fueled by several key factors, including the following:

●	Rising Demand for Affordable Travel: Budget-conscious travelers and middle-income households are driving demand for cost-effective vacation options and value-driven travel experiences.

●	Increased Access to Online Travel Platforms: Easy-to-use booking websites and mobile apps have made travel planning more convenient and transparent, giving travelers more control and flexibility.

●	Growth of Remote Work and Digital Nomadism: Flexible work arrangements have enabled more people to travel frequently, blending leisure and business into extended stays and work-from-anywhere lifestyles.

●	Expanding Travel Options: The rise of low-cost airlines, vacation rentals, and travel memberships gives travelers more affordable ways to explore both domestic and international destinations.

●	Greater Focus on Health, Wellness, and Balance: More travelers are prioritizing wellness, mental health, and meaningful experiences, which is driving demand for travel that supports a balanced lifestyle.

In today’s value-conscious travel landscape, decisions are no longer based solely on destination, they are driven by the deal. Travelers are prioritizing affordability, flexibility, and perceived value more than ever, and featured travel deals play, and we believe will continue to play, a central role in shaping their choices.

Key trends driving the shift from a focus on a consumer’s preferred destination to a focus on the best available deal include the following:

●	Savings First, Destination Second: Many travelers start their planning based on the best available deals, letting promotions guide where and when they go, rather than choosing a location first.

●	Impulse Travel on a Budget: Flash sales and limited-time offers encourage spontaneous bookings, especially among younger travelers and deal-savvy consumers looking to maximize their budget.

●	Perceived Value Drives Action: Packages that highlight savings (such as, “Save 60% off retail” or “5 nights for the price of 3”) outperform standard listings because they create a clear, immediate incentive to book.

●	Membership and Loyalty Influence: Travel club members are more likely to act on exclusive, members-only deals that are not available to the public, giving them a sense of preferential or “VIP” access, exclusivity and added value.

●	Social and Digital Promotion: Eye-catching deals shared via social media or email campaigns drive direct traffic and conversions, especially when paired with urgency (countdowns, limited inventory, etc.).

Our Competitive Strengths

We believe the following strengths differentiate us from our competitors and are key drivers of our success:

●	True Net Pricing without Retail Markups: Our members receive direct access to net wholesale rates with no added retail markup, ensuring the lowest possible price every time. Our members can compare and view pricing from other travel sites like Expedia and Priceline when shopping for hotels and resorts.

●	Best Price Match Guarantee: If our member finds a lower qualifying rate elsewhere, we will match it, ensuring they always get the best value through their membership.

●	Exclusive Access to Unsold Timeshare Inventory and Weekly Resort Stays: We partner with timeshare owners who deposit their unused weekly stays, allowing us to offer our members exclusive access to premium resorts often at savings of up to 70% off retail rates. Rather than letting these weeks go unused, they are added to our inventory and made available to our members as an affordable, high value alternative to traditional lodging.

●	Curated, Personalized Travel Offers Based on Member Behavior: Our in-house marketing team utilizes data collected from our members’ online behavior to create personalized offers that deliver fresh content and curated exclusive offers designed to enhance engagement and build lifetime value.

●	A Cost-Effective Membership Model Without Long-Term Commitments or Hidden Fees: Our travel club eliminates the burden of expensive timeshare dues and fees with a simple, low annual fee that delivers maximum value. Our recurring-revenue membership structure provides us with predictable cash flow and the ability to scale efficiently.

●	Leadership with Deep Industry Expertise: Our leadership team brings decades of experience in hospitality, e-commerce, and premium customer service, enabling effective execution of our business strategy and long-term vision.

●	Call Center: Our call center team brings expertise in high-stakes sales, consistently achieving a strong close ratio of over 36% in selling timeshares (a notoriously challenging, high-ticket product that requires skillful persuasion and relationship-building). With this level of experience, we believe transitioning to selling a similar though vastly superior product like a travel club is a natural fit, allowing us to leverage the same high-performance approach to drive strong membership sales, profits and revenue growth.

●	Marketing: In addition to our strong closing capabilities, we excel at reaching a highly targeted audience for travel club memberships. Our advanced marketing tools enable us to curate precise consumer lists that align with the ideal demographic profile, being individuals with a higher propensity to buy. This targeted approach not only drives higher conversion rates but also significantly reduces costs by avoiding the inefficiencies of mass mailing lists. Unlike many competitors who waste resources filtering through unqualified leads, our strategy ensures that most of our sales calls are with high-value prospects ready to engage.

Our Strategy

Our strategy is centered on appealing to travelers who want flexibility and savings without long-term commitments, hidden fees, or maintenance costs associated with traditional timeshare agreements. We are focused on targeting key demographics with a specific income, known frequent travelers and often ex-timeshare owners. We believe we will position our travel club as an exclusive, insider-access community with incredible value. Our aim is to turn followers into paying members by showcasing real benefits and experiences. We will engage users with shareable content, stories and perks that make them feel part of something special while providing value.

Our Relationship with NextTrip, Inc.

The following describes our relationship with NextTrip, Inc., a public company listed on the Nasdaq Capital Market:

Advance of Funds.

To date, NextTrip, Inc. has advanced to us in excess of $140, 000 to pay administrative expenses required to establish our platform and funds this public offering.

Licensing and Services Agreement

Pursuant to the Licensing and Services Agreement, NextTrip, Inc. (a) has agreed to provide to us its personnel to support our operations; (b) has provided a license to allow us to use the name “NextTrip” as our corporate and business name; (c) has granted us a license to use its software in connection with a private-label internet website available to our customers; (d) will continue to fund our operations until we raise sufficient capital to fully cover our operating expenses. In consideration of providing the foregoing advances, services and licenses, we have agreed to pay NextTrip, Inc. as follows: (a) a 20% royalty fee on all net capital raised by us, including pursuant to this Offering; (b) the cost of the annual membership fee for each year of membership provided to investors; (c) reimbursement of all incremental expenses paid by NextTrip, Inc. related to an investor’s membership; (d) any revenue received by us from investor’s bookings on the our platform; (e) the amount of all advances previously paid or paid in the future with advances to be interest free until February 28,2026 and thereafter at the rate of 1.5% per month on outstanding balances with minimum payments in accordance with the schedule provided in the Licensing and Services Agreement; and (f) beginning in March 1, 2026, a $5,000 per month Administrative Services Fee to cover the cost of NextTrip, Inc. personnel and related costs with such Fee to increase by 3% per annum on March 1 for each year thereafter. We urge prospective purchasers to review the Licensing and Services Agreement attached to this Offering Circular.

Officers and Directors:

Donald Monaco, our President and Chairman of the Board, is Chairman of the Board of NextTrip, Inc.; William Kerby, our Vice President and a director, is the Chief Executive Officer and a director of NextTrip, Inc.; and Frank Orzechowski, our Chief Financial Officer and director, is the Chief Financial Officer of NextTrip, Inc.

Option to Purchase.

Our controlling shareholder has granted NextTrip, Inc. an option to purchase all of its Class B Common Stock. If the option is exercised, NextTrip, Inc. will become the controlling shareholder of our company.

Risks Associated with Our Business and our Class A Common Stock

Our business is subject to a number of risks and uncertainties of which you should be aware before making an investment decision, including those highlighted in the “Risk Factors” section of this Offering Circular. These risks include the following:

●	We have a limited operating history in our current business operations and under our current business model.

●	Our financial statements include a going concern opinion.

●	We may not raise sufficient funds to achieve our business objectives.

●	The market in which we operate is competitive and, if we do not compete effectively, our operating results could be harmed. In addition, the highly competitive industry in which we operate may limit our ability to grow and maintain profitability.

●	Our business depends on the availability and quality of third-party travel inventory. In addition, adverse developments affecting these providers could negatively impact us.

●	We may not be able to attract and retain members at a sustainable cost.

●	Our operations rely on technology systems, and any system failure, outage, or cyberattack could disrupt our business.

●	Our business is sensitive to economic and geopolitical conditions.

●	The travel industry is subject to seasonal and cyclical fluctuations and unexpected disruptions.

●	Failure to deliver on our value proposition or maintain service quality could harm our brand and customer loyalty.

●	Extensive and changing consumer protection, travel, and membership laws may impose liabilities and require operational adjustments.

●	Litigation and regulatory claims may arise from member complaints, deceptive marketing, or contract terms, which could result in significant costs.

●	Negative publicity, whether from legitimate complaints or misunderstandings, could materially and adversely affect sales and membership renewals.

●	We may be unable to scale effectively or manage growth reliably, which could strain our infrastructure, operations, or financial resources.

●	We are conducting this offering pursuant to Regulation A, which imposes limits and ongoing obligations that may affect this investment and our business.

●	We will be subject to only limited ongoing reporting and are not currently subject to Exchange Act reporting. Consequently, investors may have access to less information than is customary for public companies.

●	As a non-listed company conducting an exempt offering pursuant to Regulation A, we are not subject to a number of corporate governance requirements, including the requirements for independent board members.

●	Our securities are not listed on a national securities exchange, and we do not intend to seek a listing. This may limit liquidity and price discovery and increase regulatory frictions for resales.

●	State securities law requirements may restrict our ability to sell or investors’ ability to resell the Offered Shares in certain jurisdictions.

●	We have engaged a broker-dealer, which subjects us to additional FINRA and SEC rules and potential liabilities.

●	Our capital structure concentrates voting control, and our governance is not subject to exchange listing standards, which may heighten regulatory and investor-protection concerns.

●	There is no minimum offering and no person has committed to purchase any of the Offered Shares.

●	We may seek additional capital that may result in stockholder dilution or that may have rights senior to those of our Class A Common Stock.

●	There is currently no trading market for our securities.

●	You may never realize any economic benefit from a purchase of Offered Shares.

●	We may not pay dividends on our Class A Common Stock and consequently your ability to achieve a return on your investment depend on appreciation in the price of our Class A Common Stock.

●	Our management has full discretion as to the use of proceeds from this offering.

●	The terms of this offering were determined arbitrarily.

Corporate Information

We were incorporated in the State of Nevada on April 7, 2025. Our principal executive offices are located at 1560 Sawgrass Corporate Parkway, Suite 400, Sunrise, Florida 33323. We maintain a website at invest.nexttrip-privilege.com. Information contained on or that can be accessed through our website is neither a part of, nor incorporated by reference into, this Offering Circular, and you should not consider information on our website to be part of this Offering Circular.

Trademarks, Trade Names and Service Marks

This Offering Circular contains references to trademarks, trade names and service marks. Solely for convenience, trademarks, trade names and service marks referred to in this Offering Circular may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to such trademarks and trade names. We do not intend our use or display of other entities’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other entities.

Market, Industry and Other Data

We obtained the industry and market data included in this Offering Circular from our internal estimates and research, as well as from independent market research, industry and general publications and surveys, governmental agencies and publicly available information in addition to research, surveys and studies conducted by third parties. We have not independently verified the accuracy or completeness of the data contained in the third-party research and other publicly available information. Further, while we believe that our internal research is reliable, such research has not been verified by any third party. While we believe the industry and market data included in this Offering Circular is reliable and based on reasonable assumptions, such data involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by the third parties or by us.

Implications of Being an Emerging Growth Company

We are not subject to the ongoing reporting requirements of the Exchange Act because we are not registering our securities under the Exchange Act. Rather, we will be subject to the more limited reporting requirements under Regulation A, including the obligation to electronically file:

●	annual reports (including disclosure relating to our business operations for the preceding two fiscal years, or, if in existence for less than two years, since inception, related party transactions, beneficial ownership of our securities, executive officers and directors and certain executive compensation information, management’s discussion and analysis of our liquidity, capital resources and results of operations, and two years of audited financial statements);

●	semiannual reports (including disclosure primarily relating to our interim financial statements and management’s discussion and analysis of our liquidity, capital resources and results of operations); and

●	current reports for certain material events.

In addition, at any time after completing reporting for the fiscal year in which our offering statement was qualified, if the securities of each class to which the offering statement, of which this Offering Circular forms a part relates, are held of record by fewer than 300 persons and offers or sales are not ongoing, we may immediately suspend our ongoing reporting obligations under Regulation A.

If and when we become subject to the ongoing reporting requirements of the Exchange Act, as an issuer with less than $1.235 billion in total annual gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the JOBS Act and this status will be significant. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company, we:

●	will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

●	will not be required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements;

●	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	may present only two years of audited financial statements and only two years of related management’s discussion and analysis of financial condition and results of operations; and

●	will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under Section 107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, or the Securities Act, or such earlier time that we no longer meet the definition of an emerging growth company. Note that this offering, while a public offering, is not a sale of common equity pursuant to a registration statement under the Securities Act, since this offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.235 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we may also qualify, once listed, as a “smaller reporting company” under the SEC’s rules.

Offering Summary

Securities Offered	Up to 15,000,000 shares of Class A Common Stock.

Offering Price	$1.00 per Offered Share.

Securities Outstanding Before This Offering	0 shares of Class A Common Stock and 12,500,000 shares of Class B Common Stock.

Securities Outstanding After This Offering	15,000,000 shares of Class A Common Stock and 12,500,000 shares of Class B Common Stock, assuming the sale of all of the Offered Shares hereunder.

Minimum Number of Shares to Be Sold in This Offering	None

Market for our Class A Common Stock	Our Class A Common Stock is not listed for trading on any exchange or automated quotation system. We do not intend to seek such a listing.

Termination of this Offering	This offering will terminate at the earliest of (i) the date on which the maximum offering has been sold, (ii) the date which is one year from this offering circular being qualified by the SEC (which date may be extended for an additional 90 days in our sole discretion) and (iii) the date on which we earlier terminate this offering, in our sole discretion.

Use of Proceeds	We expect to use the net proceeds from this offering primarily for marketing, and for working capital and other general corporate purposes. For a more complete description of our intended use of the proceeds from this offering, see the “Use of Proceeds” section of this Offering Circular.

Risk Factors	An investment in the Offered Shares involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investments. You should carefully consider the information included in the “Risk Factors” section of this Offering Circular, as well as the other information contained in this Offering Circular, prior to making an investment decision regarding the Offered Shares. In particular, you should consider the relationship between us and NextTrip, Inc. discussed above under “Our Relationship with NextTrip, Inc.”

Legal Counsel	No independent counsel has been retained to represent the investors in the Company. Each investor should retain its own counsel and other appropriate advisers as to legal, regulatory and tax matters affecting investment in the Offered Shares and its suitability for such investor.

RISK FACTORS

An investment in the Offered Shares involves substantial risks. You should carefully consider the following risk factors, in addition to the other information contained in this Offering Circular, before purchasing any of the Offered Shares. The occurrence of any of the following risks might cause you to lose a significant part of your investment. The risks and uncertainties discussed below are not the only ones we face but do represent those risks and uncertainties that we believe are most significant to our business, operating results, prospects and financial condition. Additional risks and uncertainties not presently known to us or that we presently deem less significant may also impair our business operations. If any of the events or circumstances described in the following risk factors actually occurs, our business, operating results and financial condition could be materially adversely affected. Some statements in this Offering Circular, including statements in the following risk factors, constitute forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Related to Our Company

We have a limited operating history in our current business operations and under our current business model.

We were incorporated on April 7, 2025 and have had limited operations, which makes an evaluation of our business operations difficult. Our current membership-based travel platform has been in operation for a relatively short period. As a result, we have limited historical financial and operational data, and our ability to forecast future performance is constrained. There can be no assurance that our business model will achieve or sustain profitability. We are further subject to the risks associated with newer businesses such as our ability to implement our business plan, market acceptance of our business and services, under-capitalization, cash shortages, limitations with respect to personnel, financing and other resources, competition from better funded and experienced companies, and uncertainty of our ability to generate revenues. There is no assurance that our activities will be successful or will result in any revenues or profit, and the likelihood of our success must be considered in light of our limited operating history. In addition, no assurance can be given that we will be able to consummate our business strategy and plans, as described herein, or that financial, market, or other limitations will not force us to modify, alter, significantly delay, or significantly impede the implementation of such plans. We have insufficient results for investors to use to identify historical trends or even to make quarter to quarter comparisons of our operating results. You should consider our prospects in light of the risk, expenses and difficulties we will encounter as an early-stage company. Our revenue and income potential are unproven, and our business model is continually evolving. We are subject to the risks inherent to the operation of a new business enterprise, including access to capital, successful implementation of our business plan and generating revenue from operations, and cannot assure you that we will be able to successfully address these risks.

Our relationship with NextTrip, Inc. raises significant issues including potential conflict of interests and requirements to make payments which will reduce funds available for our business.

As discussed above under “Our Relationship with NextTrip, Inc.” as of the date of this Offering Circular, we depend on NextTrip, Inc. for all of our operations including our management team and funding. Additionally, our directors are affiliated with NextTrip, Inc. These factors raise conflict of interest issues on a going forward basis in terms of, among things, allocation of resources and funding. Also, the amount of payments required to be made to NextTrip, Inc. under the NT Agreement, including from the proceeds of this offering, will reduce funds available for the growth of our business and the implementation of our business plan.

Our financial statements include a going concern opinion.

As of July 31, 2025, we had an accumulated deficit of approximately $145,000, and a working capital deficit of approximately $139,000. We have incurred losses since inception. We will need continued equity and/or debt financing to support our on-going operations until membership sales can support our operating expenses. There are no assurances that we will be able to raise capital on acceptable terms or obtain necessary funds from NextTrip, Inc. under the NT Agreement. If we are unable to obtain sufficient amounts of additional capital, we may be required to reduce the scope of our planned development and operations, which could harm our business, financial condition and operating results. Therefore, there is substantial doubt about our ability to continue as a going concern.

We may not raise sufficient funds to achieve our business objectives.

We may not raise an amount sufficient for us to meet all of our objectives. There may be insufficient funds raised through this offering to cover the expenses associated with this offering or complete the development and implementation of our operations. The lack of sufficient funds to pay expenses and for working capital will negatively impact our ability to implement and complete our planned use of proceeds.

The market in which we operate is competitive and, if we do not compete effectively, our operating results could be harmed. In addition, the highly competitive industry in which we operate may limit our ability to grow and maintain profitability.

We participate in the highly competitive global travel and hospitality market. We face actual and potential competition from, among others, (i) large, well-capitalized online travel agencies, (ii) subscription-based travel clubs and membership models, (iii) deal-driven and alternative travel platforms, and (iv) emerging or disruptive distribution models, including subscription offerings and AI-enabled trip planning tools. Many of these competitors have significantly greater brand recognition, larger customer bases, broader supplier relationships, deeper technical resources, and substantially more financial, marketing, and personnel resources than we do. They may be able to negotiate preferential inventory access and pricing, subsidize lower consumer prices, invest more aggressively in marketing and product development, or withstand industry downturns better than we can.

Competition occurs across multiple dimensions, including price, perceived value, inventory breadth and availability (such as access to desirable properties and dates), user experience and technology, customer service, brand trust, and loyalty benefits. Because travel products are often price-transparent and switching costs for consumers are low, competitive pressures could require us to reduce prices, increase incentives, expand guarantees, or spend more on marketing and member support, any of which could compress margins and adversely affect our results. We also compete in auction-based advertising channels (such as search and social), where larger rivals can bid up keyword costs or capture greater organic reach, driving up our customer acquisition costs and impairing our ability to profitably attract new members.

Our ability to compete depends in part on maintaining and expanding relationships with third-party suppliers (including wholesale hotel providers, resort operators, and timeshare owners). Competitors may secure exclusive or more favorable terms, reduce our access to attractive inventory, or replicate our offerings. If we fail to anticipate or respond successfully to new or evolving competitive offerings, such as exclusive loyalty benefits, dynamic packages, or novel subscription models, our value proposition could weaken, member acquisition and retention could decline, and our revenue growth and profitability could be materially harmed.

In addition, rapid changes in consumer preferences, distribution technology, privacy and data practices, and digital marketing platform policies could erode competitive advantages we seek to build. Any sustained loss of relative competitiveness, whether due to pricing, marketing efficiency, inventory access, product quality, or service, would likely have a material adverse effect on our business, financial condition, and operating results.

Our business depends on the availability and quality of third-party travel inventory. In addition, adverse developments affecting these providers could negatively impact us.

Our membership offering relies on relationships with wholesale hotel providers, resort operators, timeshare owners, and other travel suppliers. If these providers raise prices, reduce available inventory, or experience operational issues, our members may be unable to access the promised benefits of their memberships. In addition, if any provider delivers substandard service or experiences safety or quality issues, our brand may suffer reputational damage even if we were not directly responsible. Any deterioration or disruption in our third-party relationships, changes in terms, or reduction in available inventory, could negatively impact our ability to deliver competitive pricing and value to our members, all of which could materially and adversely affect our business.

We may not be able to attract and retain members at a sustainable cost.

Our growth depends on successfully attracting new members and retaining existing ones. Marketing campaigns and sales efforts may not generate sufficient returns, and acquisition costs could increase over time. If our member acquisition rate slows or member retention declines, our recurring revenue model could be materially affected.

Our operations rely on technology systems, and any system failure, outage, or cyberattack could disrupt our business.

Our reservation, booking, membership management, billing, and communications systems are critical. Any significant system outage, data breach, theft of personally identifiable information or payment data, or hack could prevent members from making reservations or accessing services and could lead to loss of business, regulatory penalties, required disclosure obligations, litigation, and damage to our reputation. We collect and store sensitive member data, including payment information, which makes us a target for cyberattacks. A breach of our systems could result in unauthorized disclosure of personal information, regulatory enforcement actions, litigation, reputational harm, and substantial costs. Additionally, compliance with data protection, privacy, and breach notification laws imposes ongoing costs and risks.

Our business is sensitive to economic and geopolitical conditions.

Because travel club memberships are generally discretionary in nature, adverse changes in macroeconomic factors, such as increases in inflation, rising interest rates, reduced consumer income or employment, or declining consumer confidence, may lead consumers to cut back on non-essential or membership-based travel spending. A sustained economic downturn could reduce membership sales, increase cancellations or nonrenewals, and negatively affect our revenue and cash flow.

The travel industry is subject to seasonal and cyclical fluctuations and unexpected disruptions.

Travel demand typically varies by season and can be significantly affected by external events such as pandemics, natural disasters, extreme weather, political unrest, terrorism, airline strikes, or public health concerns. These factors can cause unpredictable and material declines in travel activity.

Failure to deliver on our value proposition or maintain service quality could harm our brand and customer loyalty.

Our business model emphasizes competitive pricing, best-price guarantees, and personalized service. If we fail to meet these expectations, whether due to technology issues, customer service shortcomings, or operational errors, our brand reputation and member loyalty could be damaged, leading to decreased sales and renewals.

Members may also become dissatisfied if they encounter restrictions such as blackout dates, limited availability at desirable destinations, or an inability to book travel consistent with their expectations. Dissatisfied members may cancel their memberships, refuse to renew, or post negative reviews on consumer websites or social media, which can damage our reputation and deter prospective members. Any failure to meet customer expectations could have a material adverse effect on our business.

Extensive and changing consumer protection, travel, and membership laws may impose liabilities and require operational adjustments.

We are subject to numerous federal, state, and local laws and regulations governing marketing, travel, membership sales, cancellation rights, disclosures, licensing, and consumer protection. Some U.S. states have specific statutes for travel clubs, vacation memberships, or timeshare-type programs, which may require mandatory “cooling-off” periods, specific disclosure of fees, or other obligations. Changes in these laws or stricter enforcement could require us to change our business practices, increase costs, or expose us to fines, litigation, or regulatory sanctions.

Litigation and regulatory claims may arise from member complaints, deceptive marketing, or contract terms, which could result in significant costs.

In the travel club membership industry, there is a history of complaints and legal action over misleading savings claims, hidden fees, restrictive cancellation or refund policies, or nonperformance of promised services. Such claims, even if ultimately unsuccessful, can result in substantial legal expenses, negative publicity, regulatory scrutiny, and diversion of management focus.

In addition, if our agreements contain terms that are unclear, overly restrictive, or inconsistent with applicable law, such as limitations on cancellations, refund rights, membership termination, or benefit availability, we may become subject to disputes, litigation, or enforcement actions. Contractual weaknesses also may give rise to member dissatisfaction and harm member retention.

Negative publicity, whether from legitimate complaints or misunderstandings, could materially and adversely affect sales and membership renewals.

Because consumers rely heavily on reviews, social media, and word of mouth in selecting travel-related services, negative stories, whether from member dissatisfaction, third-party reports, media investigations, or regulatory actions, can spread rapidly and reduce trust. Once reputation suffers, rebuilding it can be difficult and costly.

We may be unable to scale effectively or manage growth reliably, which could strain our infrastructure, operations, or financial resources.

If growth in membership or geographical expansion occurs more rapidly than anticipated, we may face difficulties fulfilling member demand, maintaining quality service, expanding supplier networks, scaling technology systems, or maintaining control of costs. Unanticipated growth may lead to service breakdowns, increased complaints, higher operating costs, or dilution of member satisfaction.

Risks Related to Securities Compliance and Regulation

We are conducting this offering pursuant to Regulation A, which imposes limits and ongoing obligations that may affect this investment and our business.

This offering is exempt from registration under the Securities Act because it is being conducted under Tier 2 of Regulation A. While Regulation A allows broader investor participation, it also imposes issuer reporting, offering, and communications requirements that are distinct from—and generally less rigorous than—those applicable to Exchange Act–registered issuers. Investors may therefore receive less information than they would from a company with securities registered under the Exchange Act. In addition, non-accredited natural persons are generally limited to investing no more than 10% of the greater of their annual income or net worth, which may limit the breadth and depth of our potential investor base and our ability to raise capital quickly. Any compliance failure could delay, suspend, or terminate the offering and subject us to enforcement actions or investor rescission claims.

We will be subject to only limited ongoing reporting and are not currently subject to Exchange Act reporting. Consequently, investors may have access to less information than is customary for public companies.

Following qualification, we will file annual, semiannual, and certain current reports under Regulation A, which provide less detail and frequency than Exchange Act reporting. We may suspend these reporting obligations if we satisfy applicable thresholds in future periods. The reduced disclosure may impair transparency and the marketability of our securities.

As a non-listed company conducting an exempt offering pursuant to Regulation A, we are not subject to a number of corporate governance requirements, including the requirements for independent board members.

As a non-listed company conducting an exempt offering pursuant to Regulation A, we are not subject to a number of corporate governance requirements that an issuer conducting an offering on Form S-1 or listing on a national securities exchange would be. Accordingly, we are not required to have (i) a board of directors of which a majority consists of independent directors under the listing standards of a national securities exchange, (ii) an audit committee composed entirely of independent directors and a written audit committee charter meeting a national securities exchange’s requirements, (iii) a nominating/corporate governance committee composed entirely of independent directors and a written nominating/ corporate governance committee charter meeting a national securities exchange’s requirements, (iv) a compensation committee composed entirely of independent directors and a written compensation committee charter meeting the requirements of a national securities exchange, and (v) independent audits of our internal controls. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of a national securities exchange.

Our securities are not listed on a national securities exchange, and we do not intend to seek a listing. This may limit liquidity and price discovery and increase regulatory frictions for resales.

There is currently no public market for our Class A Common Stock, and we do not intend to list the shares on any exchange or automated quotation system. As a result, investors may find it difficult to resell their shares at desired times or prices, and any private resales may involve additional legal and procedural steps (including compliance with state “blue sky” laws) that further inhibit liquidity. Illiquidity heightens valuation risk and could result in a total loss of investment.

State securities law requirements may restrict our ability to sell or investors’ ability to resell the Offered Shares in certain jurisdictions.

We plan to qualify or rely on exemptions in the states where the Offered Shares are sold. State regulators may impose conditions, delays, or denials that limit our sales activities. In addition, secondary sales that are not effected on a national exchange may be subject to separate state qualification or exemption requirements, which could limit resale opportunities for investors.

We have engaged a broker-dealer, which subjects us to additional FINRA and SEC rules and potential liabilities.

We have engaged Icon Capital Group, LLC, a FINRA-registered broker-dealer to assist with this offering. Such engagement subjects us and participating officers/directors to additional regulatory requirements (including communications, suitability, compensation, anti-money laundering, and recordkeeping rules). Non-compliance could result in censures, fines, rescission risk, offering delays, or termination.

Our capital structure concentrates voting control, and our governance is not subject to exchange listing standards, which may heighten regulatory and investor-protection concerns.

Holders of our Class B Common Stock are entitled to forty votes per share. NextTrip Group, LLC, a party related to us, currently holds all of our outstanding Class B Common Stock and will retain control after this offering. NextTrip, Inc. has an option to purchase the shares owned by NextTrip Group, LLC. As a non-listed company, we are not required to maintain independent directors or board committees typical of exchange-listed issuers. Concentrated control and limited independent oversight may increase perceived governance risk and could draw enhanced regulatory scrutiny if investor protections are deemed inadequate.

Changes in securities laws, regulations, or interpretations could increase our compliance costs or limit our ability to raise capital.

Federal and state securities regulators, FINRA, and the courts periodically update rules and guidance governing exempt offerings, advertising, investor limits, and continuing disclosures. Future changes could restrict offering communications (including use of testing-the-waters and marketing materials), increase reporting burdens, or otherwise make Regulation A offerings less feasible, thereby curtailing our access to growth capital.

Use of investor “perks,” promotional materials, or digital marketing in connection with this offering must comply with securities laws. Any deficiency could result in enforcement or rescission risk.

We may use additional advertising, sales, or promotional materials, and we are offering non-cash “perks” as a courtesy to investors. All such materials must be consistent with, and not misleading relative to, this Offering Circular. Any deviation or omission could be alleged to constitute an untrue statement or omission of material fact, leading to investor claims, regulatory action, or a requirement to amend, supplement, suspend, or terminate the offering.

Risks Related to a Purchase of the Offered Shares

There is no minimum offering and no person has committed to purchase any of the Offered Shares.

We have not established a minimum offering hereunder, which means that we will be able to accept even a nominal amount of proceeds, even if such amount of proceeds is not sufficient to permit us to achieve any of our business objectives. In this regard, there is no assurance that we will sell any of the Offered Shares or that we will sell enough of the Offered Shares necessary to achieve any of our business objectives. Additionally, no person is committed to purchase any of the Offered Shares.

We may seek additional capital that may result in stockholder dilution or that may have rights senior to those of our Class A Common Stock.

From time to time, we may seek to obtain additional capital, either through equity, equity-linked or debt securities. The decision to obtain additional capital will depend on, among other factors, our business plans, operating performance and condition of the capital markets. If we raise additional funds through the issuance of equity, equity-linked or debt securities, those securities may have rights, preferences or privileges senior to the rights of our Class A Common Stock, which could negatively affect the market price of our Class A Common Stock or cause our stockholders to experience dilution.

There is currently no trading market for the company’s securities.

There is currently no public trading market for our Class A Common Stock (or any of our other securities), and an active market may not develop or be sustained. If an active public or private trading market for our Class A Common Stock does not develop or is not sustained, it may be difficult or impossible for you to resell your Class A Common Stock at any price. Even if a public or private market does develop, the market price could decline below the amount you paid for your Class A Common Stock.

You may never realize any economic benefit from a purchase of Offered Shares.

Because the market, if any, for our Class A Common Stock may be volatile, there is no assurance that you will ever realize any economic benefit from your purchase of Offered Shares.

We may not pay dividends on our Class A Common Stock and consequently your ability to achieve a return on your investment may depend solely on appreciation in the price of our Class A Common Stock.

We intend to retain earnings, if any, to provide funds for the implementation of our business strategy. We may pay dividends on our Class A Common Stock. There can be no assurance that holders of our Class A Common Stock will receive cash, stock or other dividends on their shares of our Class A Common Stock, until we have funds which our board of directors determines can be allocated to dividends. The success of an investment in shares of our Class A Common Stock will depend upon any future appreciation in its value. There is no guarantee that shares of our Class A Common Stock will appreciate in value or even maintain the price at which our stockholders have purchased their shares.

Our management has full discretion as to the use of proceeds from this offering.

We presently anticipate that the net proceeds from this offering will be used by us for the purposes set forth under the heading “Use of Proceeds.” We reserve the right, however, to use the funds from this offering for other purposes not presently contemplated herein but which are related directly to growing our current business. As a result of the foregoing, purchasers of the Offered Shares will be entrusting their funds to our management, upon whose judgment and discretion the investors must depend, with only limited information concerning management’s specific intentions.

The terms of this offering were determined arbitrarily.

We arbitrarily determined the terms of this offering. The price per share in this offering has been determined by our board of directors in its business judgment and bears no necessary relationship to our assets, book value, earnings, or other established criteria of valuation. Regulatory authorities neither evaluate nor endorse the pricing. Investors risk overpaying relative to intrinsic value, and any subsequent valuation recalibration could adversely affect returns. Accordingly, the offering price of the Offered Shares should not be considered as an indication of any intrinsic value of such securities.

DILUTION

Dilution in net tangible book value per share to purchasers of our Class A Common Stock in this offering represents the difference between the amount per share paid by purchasers of the Offered Shares in this offering and the net tangible book value per share immediately after completion of this offering.

If you purchase Offered Shares in this offering, your investment will be diluted to the extent of the difference between your purchase price per Offered Share and the net tangible book value of our Class A Common Stock after this offering.

As of the date of this Offering Circular, we had 12,500,000 Class B Common Stock issued and outstanding. No shares of our Class A common stock were issued and outstanding prior to this offering.

Our historical net tangible book value as of July 31, 2025 was $(138,616), or approximately $(0.01) per share (on a pro forma basis assuming conversion of all outstanding Class B Common Stock into Class A Common Stock). Net tangible book value per share is equal to total assets minus the sum of total liabilities and intangible assets divided by the 12,500,000 total number of shares outstanding.

The tables below illustrate the dilution to purchasers of Offered Shares in this offering, on a pro forma basis, assuming 100%, 75%, 50% and 25% of the Offered Shares are sold at a per share price of $1.00, the assumed public offering price, and after deducting placement agent commissions and estimated offering expenses payable by us.

Assuming the Sale of 100% of the Offered Shares
Assumed offering price per share	$1.00
Net tangible book value per share as of July 31, 2025	$(0.01)
Increase in net tangible book value per share after giving effect to this offering	$0.50
Pro forma net tangible book value per share as of July 31, 2025	$0.48
Dilution in net tangible book value per share to purchasers of Offered Shares in this offering	$0.52

Assuming the Sale of 75% of the Offered Shares
Assumed offering price per share	$1.00
Net tangible book value per share as of July 31, 2025	$(0.01)
Increase in net tangible book value per share after giving effect to this offering	$0.43
Pro forma net tangible book value per share as of July 31, 2025	$0.42
Dilution in net tangible book value per share to purchasers of Offered Shares in this offering	$0.58

Assuming the Sale of 50% of the Offered Shares
Assumed offering price per share	$1.00
Net tangible book value per share as of July 31, 2025	$(0.01)
Increase in net tangible book value per share after giving effect to this offering	$0.34
Pro forma net tangible book value per share as of July 31, 2025	$0.33
Dilution in net tangible book value per share to purchasers of Offered Shares in this offering	$0.67

Assuming the Sale of 25% of the Offered Shares
Assumed offering price per share	$1.00
Net tangible book value per share as of July 31, 2025	$(0.01)
Increase in net tangible book value per share after giving effect to this offering	$0.20
Pro forma net tangible book value per share as of July 31, 2025	$0.19
Dilution in net tangible book value per share to purchasers of Offered Shares in this offering	$0.81

USE OF PROCEEDS

The table below sets forth the estimated net proceeds we would derive from this offering, assuming the sale of 25%, 50%, 75% and 100% of the Offered Shares. There is, of course, no guaranty that we will be successful in selling any of the Offered Shares in this offering.

	Assumed Percentage of Offered Shares Sold in This Offering
	25%	50%	75%	100%
Offered Shares sold	3,750,000	7,500,000	11,250,000	15,000,000
Gross proceeds	$3,750,000	$7,500,000	$11,250,000	$15,000,000
Placement Agent Commission	$315,000	$630,000	$945,000	$1,260,000
Offering expenses	$125,000	$125,000	$125,000	$125,000
Net proceeds	$3,310,000	$6,745,000	$10,180,000	$13,615,000

The table below sets forth the manner in which we intend to apply the net proceeds derived by us in this offering, assuming the sale of 25%, 50%, 75% and 100% of the Offered Shares at a per share price of $1.00, the assumed public offering price. All amounts set forth below are estimates.

	Use of Proceeds for Assumed Percentage
	of Offered Shares Sold in This Offering
	25%	50%	75%	100%
Marketing	$500,000	$1,500,000	$2,500,000	3,000,000
NextTrip, Inc. royalty fee	662,000	1,349,000	2,036,000	2,723,000
Working capital and other general corporate purposes	2,148,000	3,896,000	5,644,000	7,892,000

TOTAL	$3,310,000	$6,745,000	$10,180,000	$13,615,000

There is no order of priority among the categories of intended use of proceeds. The allocation of funds will be determined by management based on the amount of proceeds actually raised, the timing of receipt of such proceeds, and the Company’s then-current operational and strategic needs. Accordingly, investors will not have the ability to direct or influence the use of proceeds, and actual allocations may differ materially from those set forth herein.

We reserve the right to change the foregoing use of proceeds, should our management believe it to be in our best interest. The allocations of the proceeds of this offering presented above constitute the current estimates of our management and are based on our current plans, assumptions made with respect to the industry in which we operate, general economic conditions and our future revenue and expenditure estimates.

Investors are cautioned that expenditures may vary substantially from the estimates presented above. Investors must rely on the judgment of our management, who will have broad discretion regarding the application of the proceeds of this offering. The amounts and timing of our actual expenditures will depend upon numerous factors, including market conditions, cash generated by our operations (if any), business developments and the rate of our growth. We may find it necessary or advisable to use portions of the proceeds of this offering for other purposes.

In the event we do not obtain the entire offering amount hereunder, we may attempt to obtain additional funds through private offerings of our securities or by borrowing funds. Currently, we do not have any committed sources of financing.

PLAN OF DISTRIBUTION

In General

We are offering a maximum of 15,000,000 Offered Shares on a best-efforts basis, at a fixed price of $1.00 per Offered Share. A minimum purchase of $1,000 of the Offered Shares is required in this offering. We may waive the minimum purchase requirement on a case-by-case basis in our sole discretion.

This offering will terminate at the earliest of (i) the date on which the maximum offering has been sold, (ii) the date which is one year from this offering being qualified by the SEC (which date may be extended for an additional 90 days in our sole discretion) or (iii) the date on which we terminate this offering, in our sole discretion.

We arbitrarily determined the terms of this offering. The price per share in this offering has been determined by our board of directors in its business judgment and bears no necessary relationship to our assets, book value, earnings, or other established criteria of valuation.

This offering will be made through general solicitation, direct solicitation, and marketing efforts whereby investors will be directed to the Investor Portal to invest. The Investor Portal is available at invest.nexttrip-privilege.com. We have engaged Icon Capital Group, LLC, an independent FINRA-registered broker-dealer, to assist with the sales of the Offered Shares. Other broker-dealers, who are also FINRA-registered broker-dealers, or the Soliciting Dealers, if any, may also provide services and are part of the disclosures made in this Offering Circular. These provisions apply to all FINRA members participating in this offering, including, but not limited to, Icon Capital Group, LLC.

Icon Capital Group, LLC is not purchasing any securities offered by this Offering Circular, nor is it required to arrange the purchase or sale of any specific number or dollar amount of Offered Shares. However, Icon Capital Group, LLC has agreed to use their best efforts to arrange for the sale of the Offered Shares. In addition, Icon Capital Group, LLC may engage other brokers to sell the Offered Shares on our behalf.

As of the date of this Offering Circular, unless otherwise permitted by applicable law, we do not intend to accept subscriptions from investors in this offering who reside in certain states, unless Icon Capital Group, LLC or Soliciting Dealer(s) are approved to consummate and process sales to investors in such states. We reserve the right to temporarily suspend and/or modify this offering and Offering Circular in the future, during the offering period, in order to take such actions as are necessary to enable us to accept subscriptions in this offering from investors residing in such states identified above.

Icon Capital Group, LLC, as part of its services, has agreed to provide consultation/advisory services, marketing, data analytics, background checks, subscription agreement review, investment limit review, registered agency, and back-office activities, as well as introduce the offering to investors and manage any operational and compliance functions needed to process those investor’s subscriptions for this offering. Icon Capital Group, LLC may also handle additional services pertaining to management of other Soliciting Dealers, including but not limited to finding and managing coordinated activities, providing marketing review services, and accounting and commission payment processing.

Icon Capital Group, LLC has also agreed to perform the following services in exchange for the compensation discussed below:

●	Review investor information, including KYC data, AML, OFAC compliance background checks;

●	Review each investor’s subscription agreement to confirm such investor’s participation in this offering, and provide confirmation of completion of such subscription documents to us;

●	Contact and/or notify us, if needed, to gather additional information or clarification on an investor;

●	Not provide any investment advice or any investment recommendations to any investor;

●	Keep investor information and data confidential and not disclose to any third-party except as required by regulatory agencies or in our performance under the agreement with us (e.g. as needed for AML and background checks);

●	Coordinate with third-party providers to ensure adequate review and compliance;

●	Provide or coordinate the provision by a third-party, of an “invest now” payment processing mechanism, including connection to a qualified escrow agent;

●	Training and oversight of licensed sales personnel associated with this offering;

●	Escrow provided by the Escrow Agent (agreement directly with, and paid for by, us);

●	Transfer Agent services provided by KoreTransfer USA LLC (agreement directly with, and paid for by, us); and

●	Payment rail services provided by vendor via agreement directly with, and paid for by, us.

For the services described above, the Icon Capital Group, LLC has received receive a one-time due diligence and Investor Portal services fee of $25,000.00 for out of pocket expenses, due and payable upon execution of agreement between Icon Capital Group, LLC and us. Icon Capital Group, LLC will refund a portion of such an advance to the extent it was not used, incurred, or provided to client. We will also compensate Icon Capital Group, LLC for the services by payment of a fee equal to 8.4% of the aggregate amount raised by the us in this offering.

The aggregate fees payable to Icon Capital Group, LLC for the services above will not exceed $25,000, in addition to the 8.4% commission on the aggregate amount of gross proceeds from this offering.

We will pay all of the expenses of the offering.

There is no minimum number of Offered Shares that we are required to sell in this offering; thus, we may receive no or minimal proceeds from this offering.

We may undertake one or more closings on a rolling basis. Until we complete a closing, the proceeds for this offering will be kept in an escrow account maintained at the Escrow Agent. At each closing of this offering, the proceeds will be distributed to us and the associated Offered Shares will be issued to the investors participating in such closing. If there are no closings or if funds remain in the escrow account upon termination of this offering without any corresponding closing, the funds so deposited for this offering will be promptly returned to the applicable investors, without interest and without deduction.

Our President, Donald Monaco, will also assist us in offering and selling the Offered Shares in this offering. Mr. Monaco will not receive any compensation for offering or selling the Offered Shares. We believe that Mr. Monaco is exempt from registration as a broker-dealer under the provisions of Rule 3a4-1 promulgated under the Exchange Act. In particular, Mr. Monaco:

●	is not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Securities Act; and

●	is not to be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and

●	is not an associated person of a broker or dealer; and

●	meets the conditions of the following:

○	primarily performs, and will perform at the end of this offering, substantial duties for us or on our behalf otherwise than in connection with transactions in securities; and

○	was not a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months; and

○	did not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on paragraphs (a)(4)(i) or (iii) of Rule 3a4-1 under the Exchange Act.

We will also publicly market this offering using general solicitation through methods that include e-mails to potential investors, the internet, social media, and any other means of widespread communication.

This Offering Circular will be furnished to prospective investors upon their request via electronic PDF format and will be available for viewing and download 24 hours per day, 7 days per week on the website invest.nexttrip-privilege.com and on the SEC’s website: www.sec.gov.

Fees and Expenses

The following table shows the per share public offering price, per share commissions we will pay to Icon Capital Group, LLC in connection with the sale of the Offered Shares pursuant to this Offering Circular, per share proceeds, before expenses, to us, and related totals.

	Per Share	Total
Offering price	$1.00	$15,000,000
Placement agent commissions (8.4%)(1)	$0.084	$1,260,000
Proceeds, before expenses, to us(2)	$0.916	$13,740,000

(1)	Icon Capital Group, LLC will receive an 8.4% commission on the aggregate amount raised by us in this offering.

(2)	Under the Licensing and Services Agreement, 20% of the net proceeds will be paid to NextTrip, Inc.

We have also agreed to pay Icon Capital Group, LLC $25,000 for due diligence and Investor Portal services.

Our total estimated expenses of the offering, including registration, filing fees, printing fees and legal and accounting expenses, but excluding placement agent commissions, are approximately $125,000.

Minimum Purchase Requirements

You must initially purchase at least $1,000 of the Offered Shares in this offering. We may waive the minimum purchase requirement on a case-by-case basis in our sole discretion.

State Law Exemption

This Offering Circular does not constitute an offer to sell or the solicitation of an offer to purchase any Offered Shares in any jurisdiction in which, or to any person to whom, it would be unlawful to do so. An investment in the Offered Shares involves substantial risks and possible loss by investors of their entire investments. See “Risk Factors.”

The Offered Shares have not been qualified under the securities laws of any state or jurisdiction. Currently, we plan to sell the Offered Shares in as many states as this offering is able to be qualified. In the case of each state in which we sell the Offered Shares, we will qualify the Offered Shares for sale with the applicable state securities regulatory body or we will sell the Offered Shares pursuant to an exemption from registration found in the applicable state’s securities, or blue sky law.

Certain of our offerees may be broker-dealers registered with the SEC under the Exchange Act, who may be interested in reselling the Offered Shares to others. Any such broker-dealer will be required to comply with the rules and regulations of the SEC and FINRA relating to underwriters.

Transfer Agent

We have engaged KoreTransfer USA LLC, 1 World Trade Center, Suite 8500, New York, New York 10007, Telephone +1 (888) 312-4247, as transfer agent for this offering. KoreTransfer USA LLC’s website is located at: https://koretransfer.com.

Transferability of the Offered Shares

The Offered Shares will be generally freely transferable, subject to any restrictions imposed by applicable securities laws or regulations.

Advertising, Sales and Other Promotional Materials

In addition to this Offering Circular, subject to limitations imposed by applicable securities laws, we expect to use additional advertising, sales and other promotional materials in connection with this offering. These materials may include information relating to this offering, articles and publications concerning industries relevant to our business operations or public advertisements and audio-visual materials, in each case only as authorized by us. In addition, the sales material may contain certain quotes from various publications without obtaining the consent of the author or the publication for use of the quoted material in the sales material. Although these materials will not contain information in conflict with the information provided by this Offering Circular and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to the Offered Shares, these materials will not give a complete understanding of our Company, this offering or the Offered Shares and are not to be considered part of this Offering Circular. This offering is made only by means of this Offering Circular and prospective investors must read and rely on the information provided in this Offering Circular in connection with their decision to invest in the Offered Shares.

Investor Perks

To encourage participation in this offering, we are providing specific perks for investors who invest a minimum of $1,000 in this offering, subject to the restrictions set forth below. We are of the opinion that these perks do not have any cash value and do not alter the sales price or cost basis of the Class A Common Stock in this offering. Instead, the perks are a “thank you” to investors that help us achieve our mission. However, it is recommended that investors consult with a tax professional to fully understand any tax implications of receiving any perks before investing. The perks will exclude cleaning costs and taxes.

The table below presents the investment level to receive the stated perk:

Investment	Shares	Club Membership[1]	Room Coins[2]	Total Value[3]
$ 1,000	1,000	1 year	$ 1,600	$ 2,308
$ 3,000	3,000	3 years	$ 4,890	$ 7,014
$ 5,000	5,000	5 years	$ 8,250	$ 11,790
$ 7,000	7,000	7 years	$11,690	$ 16,646
$10,000	10,000	10 years	$17,000	$ 24,080

Note 1: The current cost of a 1-year membership is $59 per month ($708 per year).

Note 2: Room Coins is a digital currency allowing members to redeem discounts on hotel bookings. All investors receive Room Coins equal to their investment plus $600 of additional Room Coins per year ($50 per month). Multi-year memberships include additional Room Coins equal to 1% of their investment for every year of membership. For example, a 5-year membership includes $5,000 coins plus $250 additional coins (5% of $5,000) plus $3,000 annual coins ($600 per year for 5 years) for a total of $8,250 Room Coins.

Note 3: The total value is equal to the fees for the membership period plus the Room Coin value. For example, the total value of a $5,000 investment is the value of owning 5,000 Class A shares in the Company plus $11,790: $3,540 in membership fees ($708 per year for 5 years) plus $8,250 in Room Coins.

DESCRIPTION OF SECURITIES

General

We are offering up to 15,000,000 shares of our Class A Common Stock.

The following description summarizes the most important terms of our capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of our Articles of Incorporation and Bylaws, copies of which have been filed as exhibits to the offering statement of which this Offering Circular is a part. For a complete description of our capital stock, you should refer to our Articles of Incorporation and Bylaws and to the applicable provisions of Nevada law.

We are authorized to issue 350,000,000 shares of capital stock, consisting of (i) 250,000,000 shares of Class A Common Stock, par value $0.001 per share, and (ii) 100,000,000 shares Class B Common Stock, par value $0.001 per share. We are not currently authorized to issue preferred stock. As of the date of this Offering Circular, there were 12,500,000 shares of our Class B Common Stock issued and outstanding, and held by one holder of record, and no Class A Common Stock outstanding.

Common Stock

General. Except as expressly provided in our Articles of Incorporation (which exceptions are generally described below) or except as required under applicable law, shares of our Class A Common Stock and our Class B Common Stock have the same rights and privileges and rank equally, share ratably and are identical as to all matters. Our Common Stock do not have preemptive or subscriptive rights, and there are no redemption or sinking fund provisions or rights applicable thereto. Our Class A Common Stock do not have conversion rights and our Class B Common Stock are convertible as described below.

Dividends and Distributions. The holders of our Common Stock currently have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by our board of directors, provided that, in the event of a dividend or distribution of Common Stock, shares of Class B Common Stock shall only be entitled to receive shares of Class A Common Stock.

Liquidation, Dissolution or Winding Up. In the event of the liquidation, dissolution or winding up of the affairs of our Company, holders of our Class A Common Stock and Class B Common Stock will be treated equally, identically and ratably, on a per share basis, and be entitled to receive an equal amount per share of all our assets available for distribution to holders of our Common Stock.

Conversion. Shares of our Class B Common Stock are convertible, at any time at the option of the holder into shares of our Class A Common Stock, on a 1-for-1 basis. In addition, each share of Class B Common Stock will automatically, without any further action by us or holder thereof, convert into one fully paid and non-assessable share of Class A Common Stock upon the occurrence of (i) a transfer other than a permitted transfer of such share of Class B Common Stock or (ii) the affirmative vote of the holders of Class B Common Stock representing not less than a majority of the voting power of the outstanding Class B Common Stock (voting separately as a single class). Further, each share of Class B Common Stock held of record by a holder of Class B Common Stock who is a natural person, or by such holder of Class B Common Stock’s permitted transferees, will automatically, without any further action, convert into one fully paid and nonassessable share of Class A Common Stock upon the death or disability of such holder of Class B Common Stock.

Voting. Each holder of a share of our Class A Common Stock is entitled to one vote for each share on all matters submitted to a vote of our stockholders. Each share of our Class B Common Stock is entitled to forty votes on all matters submitted to a vote of our stockholders. Except as required by applicable law and except with respect to certain matters specified in our Articles of Incorporation, holders of our Class A Common Stock will vote together with the holders of shares of our Class B Common Stock as a single class on all matters (including the election of directors) submitted to vote or for the consent of our stockholders. Any merger or consolidation of our Company with or into any other entity which is not a “change of control transaction” (as such term is defined in our Articles of Incorporation) requires approval by the affirmative vote of holders of a majority of the then outstanding shares of Class A Common Stock and by the affirmative vote of the holders of a majority of the then outstanding Class B Common Stock, each voting separately as a class, unless (i) the shares of Class A Common Stock and Class B Common Stock remain outstanding and no other consideration is received in respect thereof or (ii) such shares are converted on a pro rata basis into shares of the surviving or parent entity in such transaction having identical rights to the shares of Class A Common Stock and Class B Common Stock, respectively.

Our Bylaws provide that, at any meeting of our stockholders (at which a quorum is present to organize the meeting), all matters, except as otherwise provided by statute, by our Articles of Incorporation or by our Bylaws, shall be decided by the majority of the votes cast at such meeting by the holders of shares present in person or represented by proxy and entitled to vote thereon, whether or not a quorum is present when the vote is taken.

Non-cumulative Voting. Holders of shares of our Common Stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

Pre-emptive Rights. As of the date of this Offering Circular, no holder of any shares of our Common Stock has pre-emptive or preferential rights to acquire or subscribe for any unissued shares of any class of our capital stock not otherwise disclosed herein.

Anti-takeover Provisions

Certain provisions of our Articles of Incorporation, our Bylaws and Nevada law may have the effect of delaying, deferring or discouraging another person from acquiring control of our Company, even if the acquisition arguably could benefit our stockholders.

Anti-Takeover Provisions of Nevada State Law

Nevada’s “combinations with interested stockholders” statutes, Nevada Revised Statues (“NRS”) 78.411 through 78.444, inclusive, prohibit specified types of business “combinations” between certain Nevada corporations and any person deemed to be an “interested stockholder” for two years after such person first becomes an “interested stockholder” unless the corporation’s board of directors approves the combination, or the transaction by which such person becomes an “interested stockholder”, in advance, or unless the combination is approved by the board of directors and sixty percent of the corporation’s voting power not beneficially owned by the interested stockholder, its affiliates and associates. Further, in the absence of prior approval certain restrictions may apply even after such two-year period. However, these statutes do not apply to any combination of a corporation and an interested stockholder after the expiration of four years after the person first became an interested stockholder. For purposes of these statutes, an “interested stockholder” is any person who is (i) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (ii) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term “combination” is sufficiently broad to cover most significant transactions between a corporation and an “interested stockholder.” These statutes generally apply to Nevada corporations with 200 or more stockholders of record. However, a Nevada corporation may elect in its articles of incorporation not to be governed by these particular laws, but if such election is not made in the corporation’s original articles of incorporation, the amendment (i) must be approved by the affirmative vote of the holders of stock representing a majority of the outstanding voting power of the corporation not beneficially owned by interested stockholders or their affiliates and associates, and (ii) is not effective until 18 months after the vote approving the amendment and does not apply to any combination with a person who first became an interested stockholder on or before the effective date of the amendment. We have not made such an election in our original Articles of Incorporation.

Nevada’s “acquisition of controlling interest” statutes, NRS 78.378 through 78.379, inclusive, contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These “control share” laws provide generally that any person that acquires a “controlling interest” in certain Nevada corporations may be denied voting rights, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights. Absent such provision in our Bylaws, these laws would apply to us as of a particular date if we were to have 200 or more stockholders of record (at least 100 of whom have addresses in Nevada appearing on our stock ledger at all times during the 90 days immediately preceding that date) and do business in the State of Nevada directly or through an affiliated corporation, unless our Articles of Incorporation or Bylaws in effect on the tenth day after the acquisition of a controlling interest provide otherwise. These laws provide that a person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the NRS, would enable that person to exercise (i) one fifth or more, but less than one third, (ii) one third or more, but less than a majority or (iii) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply.

Nevada law also provides that directors may resist a change or potential change in control if the directors determine that the change is opposed to, or not in the best interests of, the corporation. The existence of the foregoing provisions and other potential anti-takeover measures could limit the price that investors might be willing to pay in the future for shares of our Common Stock. They could also deter potential acquirers of us, thereby reducing the likelihood that you could receive a premium for your Common Stock in an acquisition.

Anti-Takeover Effects of our Articles of Incorporation and Bylaws

The following provisions of our Articles of Incorporation and Bylaws could have the effect of delaying or discouraging another party from acquiring control of us and could encourage persons seeking to acquire control of us to first negotiate with our board of directors:

●	No cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

●	Special meetings of our stockholders may only be called by the Chairman of our board of directors, by our Chief Executive Officer, our President or by our board of directors pursuant to a resolution adopted by a majority of the total number of directors that we would have if there were no vacancies;

●	The right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director; and

●	The ability of our board of directors to alter our Bylaws without obtaining stockholder approval (subject to the concurrent power of our stockholders to adopt, alter, amend or repeal our Bylaws).

Dividend Policy

We have never declared or paid any dividends on our Common Stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. We may pay dividends in the future.

Market

As of the date of this Offering Circular, there is no trading market in our Class A Common Stock, and we cannot assure you that a trading market will develop. Our Class A Common Stock is not currently listed on any national securities exchange or the OTC Bulletin Board. There is no guarantee that our Class A Common Stock will ever trade on any national securities exchange or the OTC Bulletin Board.

Stockholder Meetings

Our Bylaws provide that special meetings of stockholders may be called only by the Chairman of our board of directors, by our Chief Executive Officer, our President or by our board of directors pursuant to a resolution adopted by a majority of the total number of directors that we would have if there were no vacancies.

Transfer Agent

We have engaged KoreTransfer USA LLC, 1 World Trade Center, Suite 8500, New York, New York 10007, Telephone +1 (888) 312-4247, as transfer agent for this offering. KoreTransfer USA LLC’s website is located at https://koretransfer.com/.

BUSINESS

Background

NextTrip Privilege, Inc. was incorporated under the laws of Nevada in April 2025. We are a travel and lifestyle company that offers a membership-based travel club services designed to provide travelers with value, flexibility, and access to curated travel experiences provided by NextTrip, Inc. at nexttrip-privilege.com under a services agreement between the companies contained in Exhibit 6.1. Information contained on or that can be accessed through our website is neither a part of, nor incorporated by reference into, this Offering Circular, and you should not consider information on our website to be part of this Offering Circular. Our principal executive offices are located at 1560 Sawgrass Corporate Parkway, Suite 400, Sunrise, Florida 33323

We were founded to address the increasing demand for affordable, flexible, and personalized travel options and create an investment opportunity which provides additional benefits. Traditional travel planning is often fragmented, expensive, and burdened with hidden fees or restrictive commitments, such as time shares. Our platform seeks to disrupt this model by providing members with wholesale access to hotels, resorts, cruises, vacation rentals, and other travel products at net rates, free of retail markups.

The NextTrip Privilege platform combines advanced booking technology with dedicated travel advisors and includes a hotel room discount program called “Room Coins” which is a digital currency allowing members to redeem discounts on hotel bookings. By integrating technology, curated offers, and personalized customer service, we believe we offer a superior alternative to traditional online travel agencies and timeshare arrangements.

Our management team brings decades of experience in hospitality, e-commerce, financial management, and high-performance sales, positioning the Company to capture meaningful market share in the expanding global travel industry.

NextTrip Privilege, Inc. has focused on establishing supplier relationships, building our online platform, and developing marketing strategies to acquire and retain members. We believe through our relationship with NextTrip, Inc, our combination of wholesale pricing access, curated travel inventory, customer-centric service, and data-driven marketing positions us for long-term growth and competitive differentiation in the travel sector.

Market Opportunity

The global travel market was valued at over $2 trillion in 2023 and is projected to grow steadily with a CAGR of 8–9% through 2030, according to Allied Market Research and Statista.

This projected growth is fueled by several key factors, including the following:

●	Rising Demand for Affordable Travel: Budget-conscious travelers and middle-income households are driving demand for cost-effective vacation options and value-driven travel experiences.

●	Increased Access to Online Travel Platforms: Easy-to-use booking websites and mobile apps have made travel planning more convenient and transparent, giving travelers more control and flexibility.

●	Growth of Remote Work and Digital Nomadism: Flexible work arrangements have enabled more people to travel frequently, blending leisure and business into extended stays and work-from-anywhere lifestyles.

●	Expanding Travel Options: The rise of low-cost airlines, vacation rentals, and travel memberships gives travelers more affordable ways to explore both domestic and international destinations.

●	Greater Focus on Health, Wellness, and Balance: More travelers are prioritizing wellness, mental health, and meaningful experiences, which is driving demand for travel that supports a balanced lifestyle.

In today’s value-conscious travel landscape, decisions are no longer based solely on destination, they are driven by the deal. Travelers are prioritizing affordability, flexibility, and perceived value more than ever, and featured travel deals play, and we believe will continue to play, a central role in shaping their choices.

Key trends driving the shift from a focus on a consumer’s preferred destination to a focus on the best available deal include the following:

●	Savings First, Destination Second: Many travelers start their planning based on the best available deals, letting promotions guide where and when they go, rather than choosing a location first.

●	Impulse Travel on a Budget: Flash sales and limited-time offers encourage spontaneous bookings, especially among younger travelers and deal-savvy consumers looking to maximize their budget.

●	Perceived Value Drives Action: Packages that highlight savings (such as, “Save 60% off retail” or “5 nights for the price of 3”) outperform standard listings because they create a clear, immediate incentive to book.

●	Membership and Loyalty Influence: Travel club members are more likely to act on exclusive, members-only deals that are not available to the public, giving them a sense of preferential or “VIP” access, exclusivity and added value.

●	Social and Digital Promotion: Eye-catching deals shared via social media or email campaigns drive direct traffic and conversions, especially when paired with urgency (countdowns, limited inventory, etc.).

Our Team

Our management team brings decades of experience in hospitality, e-commerce, financial management, and high-performance sales, positioning the Company to capture meaningful market share in the expanding global travel industry.

Our management team consists of the following individuals.

Donald Monaco

Donald P. Monaco serves as President, director, and chairman of the board of directors and serves as a director and chairman of our board of NextTrip, Inc. Mr. Monaco has approximately three decades of experience as an international information technology and business management consultant. Mr. Monaco founded and owned Monaco Air Duluth, LLC, a full service, fixed-base operator aviation services business at Duluth International Airport in Duluth, Minnesota, serving airline, military, and general aviation customers in November 2005, which he sold in April 2025. Since January 2009, he was appointed and reappointed by Minnesota Governors to serve as a Commissioner of the Metropolitan Airports Commission in Minneapolis-St. Paul, Minnesota, and serves as Chairman of the Operations, Finance and Administration Committee until resigning from the Commission in May 2025 when he moved out of state. Mr. Monaco was the President and Chairman of the Monaco Air Foundation, Treasurer of Honor Flight Northland, Treasurer of the Duluth Aviation Institute, and a member of the Duluth Area Chamber of Commerce Military Affairs Committee. Mr. Monaco previously worked as an international information technology and business management consultant with Accenture in Chicago, Illinois for 28 years, and as a partner and senior executive for 18 of such years. From August 2011 to January 2023, Mr. Monaco served as a member of the board of directors of NextPlay Technologies, Inc. (known as Monaker prior to June 2020), where he served as chairman of the board of directors from August 2018 to June 2021 and as co-chairman of the board, chair of the audit committee, and a member of the compensation committee from June 2021 to December 2021. He previously served as a director at Republic Bank in Duluth, Minnesota from May 2015 until October 2019. He also served on the Verus International, Inc., formerly RealBiz Media Group, Inc., board of directors from October 2012 until April 2016, serving as chairman of the board from August 2015 to April 2016. Mr. Monaco holds Bachelor of Science and Master of Science degrees in Computer Science Engineering from Northwestern University.

William Kerby

William Kerby serves as Vice-President and a director and serves as a director and Chief Executive Officer of NextTrip, Inc. Mr. Kerby has over two decades of experience in the travel and media industries, and approximately a decade of experience in the financial industry. He acted as the architect of the NextTrip model, overseeing the development and operations of the Travel, Real Estate and Television Media divisions of the company. From January 2023 to December 2023, Mr. Kerby served as the Chief Executive Officer of NextTrip Group, LLC. Mr. Kerby served as the Co-Chief Executive Officer of NextPlay Technologies, Inc. (formerly Monaker Group, Inc.) from September 2021 to January 2023. From July 2008 to September 2021, Mr. Kerby was the Chief Executive Officer of Monaker Group, Inc. During that time, Mr. Kerby also served as Chief Executive Officer of NextPlay Media from 2009 through 2020 as well as the Chief Executive Officer of the company’s real estate holding Verus International, Inc. (formerly Realbiz Media Group, Inc.) from October 2012 until August 2015 and on the board of directors until April 2016. From April 2002 to July 2008, Mr. Kerby served as the Chief Executive Officer of various media and travel entities that ultimately became part of Extraordinary Vacations Group. Operations included Cruise & Vacation Shoppes, Maupintour Extraordinary Vacations, Attaché Travel and the Travel Magazine - a TV series of 160 travel shows. From February 1999 to April 2002, Mr. Kerby founded and managed Travelbyus, which was a publicly- traded company on the Toronto Stock Exchange and Nasdaq Small Cap Market. The launch included an intellectually patented travel model that utilized technology-based marketing to promote its travel services and products. Mr. Kerby negotiated the acquisition and financing of 21 companies encompassing multiple tour operators, 2,100 travel agencies, media that included print, television, outdoor billboard and wireless applications and leading-edge technology in order to build and complete the Travelbyus model. The company had over 500 employees, gross revenues exceeding $3 billion and a market cap of over $900 million. From June 1989 to January 1999, Mr. Kerby founded and grew Leisure Canada, a company that included the Master Franchise for Thrifty Car Rental British Columbia, TravelPlus (a nationwide Travel Agency), Bluebird Holidays (an international tour company with operations in the U.S., Canada, Great Britain, France, South Africa and the South Pacific) and Canadian Traveler (a travel magazine). Leisure Canada was acquired in May 1998 by Wilton Properties, a Canadian company developing hotel and resort properties in Cuba. From October 1980 through June 1989, Mr. Kerby worked in the financial industry as an investment advisor. Mr. Kerby graduated from York University with a Specialized Honors Economics degree.

Frank Orzechowski

Frank Orzechowski serves as Chief Financial Officer and a director and serves as Chief Financial Officer, of NextTrip, Inc. Mr. Orzechowski previously served as the Chief Financial Officer of StormHarbour Partners LP, an independent global markets and financial advisory firm since September 2013. From May 2013 to August 2013, Mr. Orzechowski served as a contract Chief Financial Officer for Etouches Inc., a cloud-based event management software company, to assist with financial matters in connection with that company’s planned equity financing. Prior to that, he served as President and Owner/Operator of Four-O Technologies Inc. from August 2009 to December 2012, where he successfully launched and guided operations for two Cartridge World franchise units in Connecticut. From February 2006 to July 2009, Mr. Orzechowski served as President and Chief Financial Officer of Nikko Americas Holding Company Inc., where he was responsible for managing all of the support and infrastructure for that company’s U.S. business, as well as investment manager selection and due diligence functions for its World Series Platform. Mr. Orzechowski began his career at Coopers & Lybrand in 1982, received his CPA certification in 1984 and received his Bachelor of Science in Business Administration with a major in Accounting from Georgetown University in 1982.

Competition

We operate in the highly competitive global travel and hospitality market. Our primary competitors include large online travel agencies, or OTAs, traditional travel agencies, emerging subscription-based travel clubs, and deal-driven platforms. Each of these competitors seeks to attract the same consumer segments that we target: value-conscious travelers, frequent travelers, and households looking for flexibility and savings.

Large Online Travel Agencies (OTAs)

We face direct competition from established industry leaders such as Expedia Group (Expedia, Hotels.com, Vrbo, Travelocity, Orbitz) and Booking Holdings (Priceline, Booking.com, Agoda, Kayak, OpenTable). In addition, Trip.com Group (Ctrip, Qunar, Skyscanner) and Airbnb have built strong global brands, expansive distribution networks, and loyal customer bases. These OTAs and platforms benefit from significant financial resources, advanced technology, and extensive supplier relationships, which enable them to offer broad travel inventory, aggressive discounts, and powerful loyalty programs.

Subscription-Based Travel Clubs and Membership Models

We also compete with companies offering travel memberships, loyalty programs, or subscription-based services. These include Inspirato Pass (luxury subscription travel), Costco Travel (discounted member-only deals tied to Costco membership), Tripadvisor Plus (subscription-based travel discounts), and various emerging travel clubs and lifestyle subscription services. Some of these competitors are highly capitalized, and others benefit from strong consumer trust due to their association with well-known brands.

Deal-Driven and Alternative Travel Platforms

Platforms such as Travelzoo, Groupon Getaways, and flash-sale websites also compete for deal-seeking travelers. While these competitors may not offer recurring membership models, they appeal to the same consumer desire for value-driven travel experiences at discounted rates.

Competitive Pressures

Many of our current and potential competitors have substantially greater resources than we do, including financial capital, brand recognition, marketing budgets, supplier relationships, and technology infrastructure. In addition, the barriers to entry in online travel are relatively low, and new competitors can readily launch travel websites, booking platforms, or membership services that may overlap with our business model.

Notwithstanding the foregoing, we believe the following strengths differentiate us from our competitors and are key drivers of our success:

●	True Net Pricing without Retail Markups: Our members receive direct access to net wholesale rates with no added retail markup, ensuring the lowest possible price every time. Our members can compare and view pricing from other travel sites like Expedia and Priceline when shopping for hotels and resorts.

●	Best Price Match Guarantee: If our member finds a lower qualifying rate elsewhere, we will match it, ensuring they always get the best value through their membership.

●	Exclusive Access to Unsold Timeshare Inventory and Weekly Resort Stays: We partner with timeshare owners who deposit their unused weekly stays, allowing us to offer our members exclusive access to premium resorts often at savings of up to 70% off retail rates. Rather than letting these weeks go unused, they are added to our inventory and made available to our members as an affordable, high value alternative to traditional lodging.

●	Access to concerts, sports, theatre, and cultural events with real-time availability and instant confirmation: We connect members to sold-out concerts from major artists like Taylor Swift, Beyoncé, and Bruce Springsteen; Broadway blockbusters such as Hamilton, Wicked, and The Lion King; courtside NBA games and front-row NFL rivalries; bucket-list baseball experiences at iconic stadiums; as well as comedy shows, family favorites, and cultural events nationwide. With verified secure tickets, exclusive member pricing, and instant confirmation, members can avoid unreliable resellers and never miss out on a must-see event.

●	Curated, Personalized Travel Offers Based on Member Behavior: Our in-house marketing team utilizes data collected from our members’ online behavior to create personalized offers that deliver fresh content and curated exclusive offers designed to enhance engagement and build lifetime value.

●	A Cost-Effective Membership Model Without Long-Term Commitments or Hidden Fees: Our travel club eliminates the burden of expensive timeshare dues and fees with a simple, low annual fee that delivers maximum value. Our recurring-revenue membership structure provides us with predictable cash flow and the ability to scale efficiently.

●	Leadership with Deep Industry Expertise: Our leadership team brings decades of experience in hospitality, e-commerce, and premium customer service, enabling effective execution of our business strategy and long-term vision.

●	Call Center: Our call center team brings expertise in high-stakes sales, consistently achieving a strong close ratio of over 36% in selling timeshares (a notoriously challenging, high-ticket product that requires skillful persuasion and relationship-building). With this level of experience, we believe transitioning to selling a similar though vastly superior product like a travel club is a natural fit, allowing us to leverage the same high-performance approach to drive strong membership sales, profits and revenue growth.

●	Marketing: In addition to our strong closing capabilities, we excel at reaching a highly targeted audience for travel club memberships. Our advanced marketing tools enable us to curate precise consumer lists that align with the ideal demographic profile, being individuals with a higher propensity to buy. This targeted approach not only drives higher conversion rates but also significantly reduces costs by avoiding the inefficiencies of mass mailing lists. Unlike many competitors who waste resources filtering through unqualified leads, our strategy ensures that most of our sales calls are with high-value prospects ready to engage.

While these differentiators provide meaningful competitive advantages, there can be no assurance that we will be able to maintain them over time. If larger or better-funded competitors replicate or improve upon our model, or if consumer behavior shifts toward other platforms, our ability to grow membership, retain customers, and achieve profitability may be materially and adversely affected.

Our Strategy

Our strategy is centered on appealing to travelers who want flexibility and savings without the long-term commitments, hidden fees, or maintenance costs associated with traditional timeshare agreements. We are focused on targeting key demographics with a specific income, known frequent travelers and often ex-timeshare owners. We believe we will position our travel club as an exclusive, insider-access community with incredible value. Our aim is to turn followers into paying members by showcasing real benefits and experiences. We will engage users with shareable content, stories and perks that make them feel part of something special while providing value.

Seasonality

Our business is subject to seasonal fluctuations and may be materially disrupted by external events such as pandemics, natural disasters, political instability, terrorism, or transportation strikes. Any such disruptions could result in unpredictable declines in travel activity.

Government Regulation

Our business is subject to a variety of federal, state, and international laws and regulations that affect companies engaged in the sale of travel services and membership programs. While we are not a provider of transportation or lodging services ourselves, we act as an intermediary between our members and third-party suppliers, including hotels, resorts, cruise lines, and vacation rental operators. As such, our operations must comply with regulations governing the advertising, marketing, and sale of travel products, consumer protection laws, data privacy and security requirements, and financial transaction regulations.

Seller of Travel Laws

Several U.S. states, including Florida, California, Hawaii, Washington, and others, regulate the sale of travel services through “seller of travel” statutes. These laws generally require registration, bonding, or disclosure obligations by entities engaged in the marketing and sale of travel. To the extent we market or sell memberships and travel services in these states, we may be required to register, maintain surety bonds, or comply with consumer protection requirements. Failure to comply with such statutes could result in fines, penalties, or restrictions on our ability to conduct business in those jurisdictions.

Consumer Protection and Advertising

Federal and state consumer protection laws, including those enforced by the Federal Trade Commission, or the FTC, apply to the marketing and sale of our membership programs. These rules prohibit deceptive or misleading advertising and require clear disclosure of pricing, terms, and conditions. In addition, promotional practices such as guarantees, discounts, or limited-time offers must be truthful and substantiated.

Data Privacy and Security

Because we collect and process personal and financial information from members, we are subject to federal, state, and international data protection and cybersecurity laws, such as the California Consumer Privacy Act, or CCPA, the EU’s General Data Protection Regulation, or GDPR, and similar frameworks. Compliance requires safeguards to protect member data, clear privacy disclosures, and protocols for handling security incidents. A failure to comply could expose us to civil penalties, reputational damage, or litigation.

Payments and Financial Regulations

Transactions processed through our platform are subject to banking and payment regulations, including anti-money laundering and know-your-customer requirements applicable to payment processors and financial institutions with whom we partner. We must also comply with card network rules and chargeback procedures, and changes in these requirements could increase our costs of doing business.

International Considerations

As we expand our services to members residing or traveling outside the United States, we may become subject to additional foreign regulatory regimes, including consumer protection, privacy, e-commerce, and taxation laws. These laws vary by country and are often more restrictive than U.S. requirements. Compliance with international regulations could require significant investment and create operational complexity.

Impact of Regulatory Changes

Laws and regulations applicable to the travel and hospitality industry are subject to change, and new or more restrictive requirements may be imposed in the future. For example, state legislatures could expand seller-of-travel statutes, or regulators could impose additional data privacy obligations. Any material changes could increase our compliance costs, restrict our marketing practices, or limit our ability to operate in certain jurisdictions.

Failure to comply with any of the foregoing regulatory requirements could result in enforcement actions, civil penalties, reputational harm, or restrictions on our operations, any of which could materially and adversely affect our business, financial condition, and results of operations.

Intellectual Property

None.

Employees

We presently have three employees, Donald Monaco, William Kerby, and Frank Orzechowski serving in a part-time capacity. We primarily use the services of subcontractors and consultants for specific aspects of our business operations, which includes the Licensing and Services Agreement with NextTrip, Inc., contained in Exhibit 6.1. We do not expect material changes in the number of employees over the next 12-month period.

Facilities

Our principal executive offices are located at 1560 Sawgrass Corporate Parkway, Suite 400, Sunrise, Florida 33323. We currently lease this virtual office space under standard commercial terms. We do not own any real property.

Our business model is designed to operate efficiently without reliance on significant physical infrastructure. Our online platform and back-office systems are hosted by third-party cloud service providers, and we do not operate proprietary data centers. Member support and sales are conducted through call center operations and a combination of on-site and remote personnel.

We believe our existing facilities are adequate to meet our present requirements. As our business grows, we may seek additional office space, co-working arrangements, or outsourced facilities for sales and support functions. We anticipate that any such additional space can be obtained on commercially reasonable terms and without material disruption to our operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our financial statements and related notes appearing elsewhere in this Offering Circular. This section contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements.

Summary of Financial and Operating Performance

We were incorporated on April 7, 2025 and are in the development stage. As of July 31, 2025, we had not generated revenues and were primarily engaged in organizational activities, including the establishment of our corporate structure, development of our business plan, and the initiation of this offering. We expect that revenues, once operations commence, will be derived from membership fees, commissions, and other travel-related services.

Operating expenses for the period from inception through July 31, 2025 consisted primarily of professional fees, legal and accounting costs associated with our formation and preparation of this Offering Circular. No employee compensation has been paid as of July 31, 2025.

Results of Operations

Our revenue will be derived from the sale of memberships of NextTrip Privilege platform. From inception (April 7, 2025) through July 31, 2025, we did not recognize any revenues. Because we are in the early stages of development, the timing and level of future revenues will depend on the successful execution of our business plan, including the launch of our travel platform, marketing initiatives, and customer acquisition. Accordingly, management cannot, at this time, predict with certainty the level of revenues in future periods.

We had total operating expenses of $145,592. Expenses incurred during this period were limited to organizational costs, regulatory filings, and professional service fees. We expect that future operating expenses will increase as we commence active business operations, hire employees or contractors, invest in technology and marketing, and begin incurring ongoing general and administrative costs.

Liquidity and Capital Resources

As of July 31, 2025, we had limited cash resources (totaling $25,000 in pre-paid expenses) and no material assets, other than intangible assets in the amount of $5,524. The $25,000 prepaid expense is a deposit made to the firm that we have engaged to manage this offering.

To date, NextTrip, Inc. has advanced to our company all funds required to launch our business. Under the NT Agreement, NextTrip, Inc. will continue to advance additional funds required to establish our platform, attract investors and close sales until we raise sufficient capital to cover our operating expenses.

No payments had been made to executives as of July 31, 2025, and operating activities were funded by founder contributions and advances. Our ability to continue operations is dependent upon raising capital through this offering and other potential financings.

We expect that the proceeds from this offering, if successful and assuming the maximum amount we are seeking is obtained, will be used to fund AI software development, marketing, working capital and other general corporate purposes (including compensation). Until such time, liquidity remains limited and subject to substantial uncertainty.

Factors Effecting Future Performance

Our ability to achieve and sustain profitability will depend on a number of factors, many of which are outside of our control. These include the following:

Capital Resources

The proceeds of this offering may be less than anticipated, as there is no minimum offering requirement. If we raise only a nominal amount of capital, our ability to implement our business plan, scale operations, and fund ongoing expenses will be materially constrained. Management has broad discretion in the use of proceeds, and actual application of funds may differ from current expectations.

Member Acquisition and Retention

Our recurring revenue model relies on our ability to efficiently attract new members and retain existing ones. If our marketing and sales efforts fail to generate sufficient conversions or if retention rates decline, our revenue growth and profitability will be adversely affected.

Supplier Relationships

We depend on third-party travel suppliers, including wholesale hotel providers, resorts, timeshare owners, and cruise operators. The loss of favorable terms, reduced inventory availability, or termination of key relationships could negatively impact our ability to deliver value to members.

Competition

The travel and hospitality industry is highly competitive, with established online travel agencies, global hotel brands, vacation rental platforms, and other membership-based travel clubs. Many of these competitors have substantially greater financial resources, brand recognition, and customer bases. Competitive pressures could force us to lower pricing, increase marketing expenditures, or enhance incentives, any of which could harm our results of operations.

Brand and Service Quality

Our value proposition is built on providing wholesale pricing, best-price guarantees, curated offers, and quality service. Any failure in technology, customer support, or delivery of promised benefits could harm our brand reputation, reduce member loyalty, and limit renewals.

Macroeconomic and Industry Conditions

Demand for travel is discretionary and influenced by economic conditions such as inflation, employment levels, interest rates, and consumer confidence. Recessions or other adverse economic trends may reduce discretionary spending on travel and negatively affect our revenues.

Seasonality and External Events

Our business is subject to seasonal fluctuations and may be materially disrupted by external events such as pandemics, natural disasters, political instability, terrorism, or transportation strikes. Any such disruptions could result in unpredictable declines in travel activity.

Regulatory Compliance

We are subject to federal, state, and international laws and regulations applicable to the sale of travel services, consumer protection, data privacy, and securities compliance. Changes in laws or interpretations, or our failure to comply, could increase costs, restrict operations, or expose us to liability.

Early-Stage Nature of Business

Because we have a limited operating history, our business model remains unproven. Delays in executing our strategic plan, higher-than-expected expenses, or shortfalls in revenues could materially impact our results of operations.

Critical Accounting Policies

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, or US GAAP. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses. Actual results could differ from those estimates.

Management considers its critical accounting policies to include:

Prepaid Expenses

Costs paid prior to July 31, 2025, where the benefit of the cost is subsequent to July 31, 2025, are recorded as prepaid expenses and these will be expensed in the period to which they relate.

Revenue Recognition

Our revenue is derived primarily from the sales of memberships in a travel network. We recognize revenue in accordance with ASC Topic No. 606. In May 2014, the Financial Accounting Standards Board, or FASB, issued Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers. ASU 2014-09 is a comprehensive revenue recognition standard that superseded nearly all existing revenue recognition guidance under prior US GAAP and replaced it with a principles-based approach for determining revenue recognition. The core principle of the standard is the recognition of revenue upon the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. In general, we determine revenue recognition by (i) identifying the contract, or contracts, with our customer, (ii) identifying the performance obligations in the contract, (iii) determining the transaction price, (iv) allocating the transaction price to performance obligations in the contract, and (v) recognizing revenue when, or as, we satisfy performance obligations by transferring the promised goods or services.

We recognize revenue when the customer has purchased the product, and the sales price is fixed or determinable and collectability is reasonably assured.

We generate revenues from sales directly to customers as well as through other distribution channels.

Segment Reporting

We manage the Company as one reportable segment—membership sales. Membership sales are the source of our revenues. The segment information aligns with how our Chief Operating Decision Maker, or CODM, reviews and manages our business. Our CODM is our President.

Financial information and annual operating plans and forecasts are prepared and are reviewed by our CODM. Our CODM assesses performance for membership sales segment and decides how to allocate resources based on revenue and net income that is reported on the Statements of Operations. Our objective in making resource allocation decisions is to optimize the financial results. The accounting policies of our membership sales segment are the same as those described in the summary of significant accounting policies in the notes to our financial statements included elsewhere in this Offering Circular.

For our single reportable segment-level financial information, total assets, and significant non-cash transactions, see our financial statements.

Accounting Developments

We have reviewed all the recently issued, but not yet effective, accounting pronouncements and do not believe any of these pronouncements will have a material impact on our financial statements.

Recently Issued Accounting Standards

Management does not believe that any recently issued accounting standards, if adopted, would have a material impact on our financial statements given our current stage of development. We will continue to monitor new accounting pronouncements and evaluate their potential effect as operations expand.

MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information, as of the date of this Offering Circular, concerning our executive officers and members of our board of directors.

Name	Age	Position(s)
Donald Monaco	73	President, Director, and Chairman of the Board
William Kerby	68	Vice President and Director
Frank Orzechowski	65	Chief Financial Officer and Director

Our directors are elected to a one-year term and serve until the next annual general meeting of stockholders and until their successor is elected and qualified. Our officers are appointed by, and served at the pleasure of, our board of directors.

See “Our Team” for a biographical summary of the experience of our executive officers and directors.

Independence of Directors

We are not required to have independent members of our board of directors, and do not anticipate having independent directors until such time as we are required to do so. Each of our directors is affiliated with NextTrip, Inc.

Corporate Governance

We promote accountability for adherence to honest and ethical conduct; endeavor to provide full, fair, accurate, timely and understandable disclosure in reports and documents that we file with the SEC and in other public communications made by us; and strive to be compliant with applicable governmental laws, rules and regulations. We have not formally adopted a written code of business conduct and ethics that governs our employees, officers and directors as we are not required to do so.

In lieu of an audit committee, our board of directors is responsible for reviewing and making recommendations concerning the selection of outside auditors, reviewing the scope, results and effectiveness of the annual audit of our financial statements and other services provided by our independent public accountants. Our board of directors reviews our internal accounting controls, practices and policies.

Committees of the Board

We currently do not have nominating, compensation, audit committees or committees performing similar functions nor do we have a written nominating, compensation, or audit committee charter. Our directors believe that it is not necessary to have such committees at this time, because our directors can adequately perform the functions of such committees.

Code of Ethics

Our board of directors has not adopted a code of ethics. Our board of directors evaluated our business and the number of employees and determined that since the business is operated by a small number of persons, general rules of fiduciary duty and federal and state criminal, business conduct and securities laws are adequate ethical guidelines. In the event our operations, employees and/or board of directors expand in the future, we may take actions to adopt a formal code of ethics.

Stockholder Communications with Our Board of Directors

We welcome comments and questions from our stockholders. Stockholders should direct all communications to our President, Donald Monaco, at our executive offices. However, while we appreciate all comments from stockholders, we may not be able to respond individually to all communications. Mr. Monaco collects and evaluates all stockholder communications. All communications addressed to our directors and executive officers will be reviewed by those parties unless the communication is clearly frivolous.

Conflicts of Interest - General

Our directors and officers are, or may become, in their individual capacities, officers, directors, controlling shareholder and/or partners of other entities engaged in a variety of businesses including NextTrip, Inc. Thus, there exist potential conflicts of interest including, among other things, time, efforts, and corporation opportunity, involved in participation with such other business entities. Our officers and directors of our business are engaged in business activities outside of our business, they devote to our business such time as they believe to be necessary.

Conflicts of Interest - Corporate Opportunities

Presently no requirement is contained in our Articles of Incorporation, Bylaws, or minutes which require officers and directors of our business to disclose to us business opportunities which come to their attention. Our officers and directors do, however, have a fiduciary duty of loyalty to us to disclose to us any business opportunities which come to their attention, in their capacity as an officer and/or director or otherwise. Excluded from this duty would be opportunities which the person learns about through his involvement as an officer and director of another company.

The Option Agreement included as Exhibit 6.2 gives NextTrip, Inc. the option to acquire all NextTrip Group. LLC’s Class B shares in the Company. We have no other intention of merging with or acquiring an affiliate, associate person or business opportunity from any affiliate or any client of any such person.

EXECUTIVE COMPENSATION

No executive compensation was paid during the period from April 7, 2025 (inception) to July 31, 2025, is set forth below.

There are no formal written employment arrangements in place between us and our executive officers. We do not have any agreements or understandings that would change the terms of compensation during the course of a year.

As of the date of this Offering Circular, there are no annuity, pension or retirement benefits proposed to be paid to officers, directors or employees of our Company, pursuant to any presently existing plan provided by, or contributed to, our Company.

Our named executive officers as of the date of this Offering Circular are:

●	Donald Monaco, President;
●	William Kerby, Vice President; and
●	Frank Orzechowski, Chief Financial Officer.

Outstanding Equity Awards

As of July 31, 2025, there were no outstanding equity awards held by any of our named executive officers.

Long-Term Incentive Plans

We currently have no long-term incentive plans.

Director Compensation

We do not, and do not expect to, provide separate compensation to our directors who are also our employees.

Compensation Discussion and Analysis

Our compensation philosophy is to provide fair and reasonable compensation for services rendered, subject to available resources and the overall financial position of the Company. Employee compensation has not been determined by our board of directors and remains unpaid as of July 31, 2025.

Executive Compensation Philosophy

Our approach to executive compensation is guided by three principles:

●	Resource Preservation: As an early-stage issuer, we intend to conserve cash resources until sufficient financing or revenues are available. Undetermined and unpaid compensation as of July 31, 2025 reflects this approach.

●	Alignment with Investors: Executive compensation is intended to remain modest and directly tied to our growth and development. Management’s compensation will be considered in the context of available cash and our progress in achieving business objectives.

●	Future Flexibility: We may in the future adopt equity-based or performance-based incentive plans, subject to approval by our board of directors, in order to attract and retain qualified personnel. As of the date of this Offering Circular, no such plans are in place.

Our compensation philosophy is intended to balance the need to compensate executives for their services with our obligation to preserve capital and protect investor interests.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the date of this Offering Circular, information regarding beneficial ownership of our common stock by the following:

(i)	each person, or group of affiliated persons, known by us to be the beneficial owner of more than five percent of any class of our voting securities;
(ii)	each of our directors;
(iii)	each of our named executive officers; and
(iv)	all directors and executive officers as a group.

Unless otherwise indicated, the address of each listed person or entity is in care of NextTrip Privilege, Inc., 1560 Sawgrass Corporate Parkway, Suite 400, Sunrise Florida 33323.

Percentage ownership in the table below is based on 12,500,000 shares of our Class B Common Stock outstanding on the date of this Offering Circular.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned(1)	Percentage of Class Beneficially Owned	Total Voting Percentage Beneficially Owned
5% and Greater Stockholders:
NextTrip Group, LLC	12,500,000	100%	100%

(1)	All shares shown consist solely of Class B Common Stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since inception, our funding has been and is currently being provided by NextTrip Inc. During the period from inception to July 31, 2025, non-interest-bearing advances totaling $142,222 were advanced to NextTrip Privilege, Inc. by NextTrip, Inc. Mr. Monaco, Mr. Kerby, and Mr. Orzechowski are affiliated with NextTrip, Inc.

As of the date of this Offering Circular, NextTrip Group, LLC owns all 12,500,000 outstanding Class B Common Stock. See “Security Ownership of Certain Beneficial Owners and Management.” Mr. Monaco and Mr. Kerby are affiliated with NextTrip Group, LLC.

LEGAL MATTERS

Certain legal matters with respect to the Offered Shares offered by this Offering Circular will be passed upon by Nauth LPC, Toronto, Ontario, Canada.

EXPERTS

Our financial statements as of, and for the for the period from April 7, 2025 (inception) to July 31, 2025, appearing elsewhere in this Offering Circular have been included herein in reliance upon the report of Assurance Dimensions, LLC, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of that firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed an offering statement on Form 1-A with the SEC under the Securities Act with respect to the Class A Common Stock offered by this Offering Circular. This Offering Circular, which constitutes a part of the offering statement, does not contain all of the information set forth in the offering statement or the exhibits and schedules filed therewith. For further information with respect to us and our Class A Common Stock, please see the offering statement and the exhibits and schedules filed with the offering statement. Statements contained in this Offering Circular regarding the contents of any contract or any other document that is filed as an exhibit to the offering statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the offering statement. The offering statement, including its exhibits and schedules, may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, and copies of all or any part of the offering statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet website that contains all information regarding companies that file electronically with the SEC. The address of the site is www.sec.gov.

NEXTTRIP PRIVILEGE, INC.

FINANCIAL STATEMENTS

Independent Auditor’s Report

To the Shareholder of

Journy, Inc.

Opinion

We have audited the accompanying financial statements of Journy, Inc. (the “Company”), which comprise the balance sheet as of July 31, 2025, and the related statements of operations, changes in shareholders’ deficit, and cash flow for the period from April 7, 2025 (inception) to July 31, 2025, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of July 31, 2025, and the related statements of operations, changes in shareholder’s deficit, and cash flow for the period from April 7, 2025 (inception) to July 31, 2025, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

ASSURANCE DIMENSIONS, LLC

also d/b/a McNAMARA and ASSOCIATES, LLC

TAMPA BAY: 4920 W Cypress Street, Suite 102 | Tampa, FL 33607 | Office: 813.443.5048 | Fax: 813.443.5053

JACKSONVILLE: 7800 Belfort Parkway, Suite 290 | Jacksonville, FL 32256 | Office: 888.410.2323 | Fax: 813.443.5053

ORLANDO: 1800 Pembrook Drive, Suite 300 | Orlando, FL 32810 | Office: 888.410.2323 | Fax: 813.443.5053

SOUTH FLORIDA: 3111 N. University Drive, Suite 621 | Coral Springs, FL 33065 | Office: 754.800.3400 | Fax: 813.443.5053

www.assurancedimensions.com

“Assurance Dimensions” is the brand name under which Assurance Dimensions, LLC including its subsidiary entities McNamara and Associates, LLC (referred together as “AD LLC”) and AD Advisors, LLC (“AD Advisors”), provide professional services. AD LLC and AD Advisors practice as an alternative practice structure in accordance with the AICPA Code of Professional Conduct and applicable laws, regulations, and professional standards. AD LLC is a licensed independent CPA firm that provides attest services to its clients, and AD Advisors provides tax and business consulting services to their clients. AD Advisors, and its subsidiary entities are not licensed CPA firms.

In performing an audit in accordance with generally accepted auditing standards, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements include accumulated losses and negative stockholder equity. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding those matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Coral Springs, Florida

September 18, 2025

ASSURANCE DIMENSIONS, LLC

also d/b/a McNAMARA and ASSOCIATES, LLC

TAMPA BAY: 4920 W Cypress Street, Suite 102 | Tampa, FL 33607 | Office: 813.443.5048 | Fax: 813.443.5053

JACKSONVILLE: 7800 Belfort Parkway, Suite 290 | Jacksonville, FL 32256 | Office: 888.410.2323 | Fax: 813.443.5053

ORLANDO: 1800 Pembrook Drive, Suite 300 | Orlando, FL 32810 | Office: 888.410.2323 | Fax: 813.443.5053

SOUTH FLORIDA: 3111 N. University Drive, Suite 621 | Coral Springs, FL 33065 | Office: 754.800.3400 | Fax: 813.443.5053

www.assurancedimensions.com

“Assurance Dimensions” is the brand name under which Assurance Dimensions, LLC including its subsidiary entities McNamara and Associates, LLC (referred together as “AD LLC”) and AD Advisors, LLC (“AD Advisors”), provide professional services. AD LLC and AD Advisors practice as an alternative practice structure in accordance with the AICPA Code of Professional Conduct and applicable laws, regulations, and professional standards. AD LLC is a licensed independent CPA firm that provides attest services to its clients, and AD Advisors provides tax and business consulting services to their clients. AD Advisors, and its subsidiary entities are not licensed CPA firms.

JOURNY, INC

Balance Sheet

As of July 31, 2025

ASSETS
Current Assets
Cash	$—
Prepaid Expenses	25,000

Total Current Assets	25,000

Intangible Assets	5,524

TOTAL ASSETS	$30,524

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Current Liabilities

Accrued Liabilities	$13,187
Accounts Payable	8,207
Due to Related Party	142,222

Total Current Liabilities	163,616

TOTAL LIABILITIES	163,616

Shareholders’ Equity
Class A Shares par value $.001, 250 million authorized, and 0 issued and outstanding as of July 31, 2025	—
Class B Shares par value $.001, 100 million authorized, 12.5 million issued and outstanding as of July 31, 2025	12,500

Retained earnings (Deficit)	(145,592)
TOTAL SHAREHOLDERS’ DEFICIT	(133,092)

TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$30,524

The accompanying notes are an integral part of this financial statement

JOURNY, INC

Statement of Operations

For the period from April 7, 2025 to July 31, 2025

REVENUE
Total revenue	$—

EXPENSES
Salaries & Contractors	90,313
Consultants	26,000
Legal	17,909
Software	10,500
Other	834
Bank Charges	36
Total operating expenses	145,592

LOSS FROM OPERATIONS	(145,592)

OTHER INCOME (EXPENSES)	—

NET LOSS	$(145,592)

The accompanying notes are an integral part of this financial statement.

JOURNY, INC

Statement of Cash Flows

For the period from April 7, 2025 to July 31, 2025

CASH FLOWS FROM OPERATING ACTIVITIES
Income (Loss)	(145,592)
Adjustments to reconcile net income (loss) to net cash provided by (used in)
operating activities:
Changes in Assets & Liabilites:
Increase in prepaid expenses	(25,000)
Increase in accounts payable	8,207
Increase in accrued liabilities	13,187

Net cash (used) in operating activities	(149,198)

CASH FLOWS FROM INVESTING ACTIVITIES

Website costs	(5,524)

Net cash (used in) investing activities	(5,524)

CASH FLOWS FROM FINANCING ACTIVITIES
Paid-in Capital	12,500
Advances from Related Party	142,222
Net cash provided by financing activities	154,722

NET INCREASE IN CASH	—

Cash at beginning of year	—
Cash at end of year	$—

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during year for interest	$—
Cash paid during year for income taxes	$—

The accompanying notes are an integral part of this financial statement.

JOURNY, INC

Statement of Stockholders’ Deficit

For the period from April 7, 2025 to July 31, 2025

	Class A Shares $0.001 Par Units	Class A Shares $0.001 Par Value	Class B Shares $0.001 Par Units	Class B Shares $0.001 Par Value	Additional Paid in Capital	Accumulated Deficit	Total Shareholders’ Deficit
Shareholders’ Deficit
April 7, 2025	—	$—	—	$—	$—	$—	$—
Issuance of Class B Shares	—	—	12,500,000	12,500	—	—	12,500
Net income (loss)	—	—	—	—	—	(145,592)	(145,592)
July 31, 2025	—	$—	12,500,000	$12,500	$—	$(145,592)	$(133,092)

The accompanying notes are an integral part of this financial statement.

JOURNY, INC.

NOTES TO AUDITED FINANCIAL STATEMENTS

July 31, 2025

NOTE 1 - Business Description and Going Concern

The Company’s was incorporated on April 7, 2025, and the corporate office is located at 1500 Sawgrass Corporate Parkway, Suite 400, Sunrise Floride 33323.

The Company sells memberships to a travel network that provides discounted travel products to its’ members with sales originating in the United States, with a primary emphasis on hotels, air, alternative lodging solutions and all-inclusive travel packages. Our product offer includes access to over 1 million hotels in over 400,000 destinations.

Going Concern As of July 31, 2025, the Company had an accumulated deficit of approximately $145,000, and working capital of approximately $(139,000) and has incurred losses since incorporation, which creates substantial doubt related to the Company continuing as a going concern. The Company is in the process of raising funds through Regulation A equity funding and will need continued debt financing to support its on-going operations until the membership sales can support operating expenses. Funds raised by the Regulation A will be used to increase market penetration of its products, expand the marketing and development of its travel memberships, fund acquisitions to add to the revenue growth of the Company, payment obligations, and systems for managing the business including covering other operating costs until the planned revenue streams are fully implemented and begin to offset the Company’s operating costs.

NOTE 2 – Summary of Significant Accounting Policies

Basis of Presentation - The accompanying financial statements have been prepared by the Company in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States of America. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows at July 31, 2025, and for the period from inception to July 31, 2025, have been made.

Loss Per Share – The computation of loss per share is based on the weighted average number of shares outstanding during the period in accordance with ASC Topic No. 260. “Earnings Per Share.” At July 31, 2025, the Company had the following common shares underlying these instruments:

July 31,
2025
Class B Common Shares par value $.001	12,500,000

Total Underlying Common Shares	12,500,000

The following table shows the amounts used in computing loss per share and the effect on net loss and the weighted average number of shares of dilutive potential common stock for the period ending July 31, 2025:

Inception to July 31,
2025
Loss from continuing operations	$(145,592)

Loss from continuing operations applicable to common stockholders	(145,592)

Net loss applicable to common stockholders	$(145,592)

Weighted average number of common shares outstanding used in loss per share during the period (denominator)	2,564,655

Loss per Share	$(0.06)

Accounting Estimates - The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimated by management.

Prepaid Expenses

Costs paid prior to July 31, 2025, where the benefit of the cost is subsequent to July 31, 2025, are recorded as prepaid expenses and these will be expensed in the period to which they relate.

Revenue Recognition – The Company’s revenue is derived primarily from the sales of memberships in a travel network. The Company recognizes revenue in accordance with ASC Topic No. 606. In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers. ASU 2014-09 is a comprehensive revenue recognition standard that superseded nearly all existing revenue recognition guidance under prior GAAP and replaced it with a principles- based approach for determining revenue recognition. The core principle of the standard is the recognition of revenue upon the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. In general, we determine revenue recognition by: (1) identifying the contract, or contracts, with our customer; (2) identifying the performance obligations in the contract; (3) determining the transaction price; (4) allocating the transaction price to performance obligations in the contract; and (5) recognizing revenue when, or as, we satisfy performance obligations by transferring the promised goods or services.

The Company recognizes revenue when the customer has purchased the product, and the sales price is fixed or determinable and collectability is reasonably assured.

The Company generates revenues from sales directly to customers as well as through other distribution channels.

Segment Reporting - We manage the Company as one reportable segment, Membership Sales. Membership sales are the source of our revenues. The segment information aligns with how the Company’s Chief Operating Decision Maker (“CODM”) reviews and manages our business. The Company’s CODM is the Company’s President.

Financial information and annual operating plans and forecasts are prepared and are reviewed by the CODM. CODM assesses performance for Membership sales segment and decides how to allocate resources based on revenue and net income that is reported on the Statements of Operations. The Company’s objective in making resource allocation decisions is to optimize the financial results. The accounting policies of our Membership sales segment are the same as those described in the summary of significant accounting policies herein.

For our single reportable segment-level financial information, total assets, and significant non-cash transactions, see the Financial Statements.

NOTE 3 – Intangible Assets

Intangible assets consisted of the following:
July 31, 2025
Website development cost	$5,524
Total	5,524
Accumulated amortization	—
Intangible assets, net of amortization	$5,524

No amortization expense has been taken for the period from inception to July 31, 2025, as operations had not commenced at that time.

NOTE 4 – Prepaid Expense

Prepaid expense consists of a $ 25,000 deposit made to the firm that the Company has engaged to manage the fund raise for Regulation A offering.

NOTE 5 – Related Party Transactions

Funding for the Company is provided by a company related to the corporate shareholder of Journy, Inc.

During the period from inception to July 31, 2025, non-interest-bearing advances totaling $142,222 were advanced to Journy, Inc by the related company.

NOTE 6 – Accounts Payable & Accrued Liabilities

Account payable represents the cost of software license due in the amount of $7,000, virtual office rent in the amount of $1,171, and bank charges in the amount of $36 as of July 31, 2025. Accrued liabilities in the amount of $13,187 represent outstanding contactor payments as of July 31, 2025.

NOTE 7 – Income Taxes

The Company accounts for income taxes using the asset and liability method. As of July 31, 2025, the Company had net operating loss carry forwards of $145,592, which may be used to offset against future taxable income. The loss carry forwards had a full reserve as of July 31, 2025.

NOTE 8 - Stockholders’ Deficit

Common Stock

The Company has 250,000,000 Class A common shares authorized for issuance and 100,000,000 Class B common shares authorized for issuance pursuant to its amended and restated articles of incorporation, as amended (“Charter”). On July 31, 2025, there were 12,500,000 Class B shares of common stock, par value $0.001 per share, issued and outstanding. The Class A shares have one vote per share, and the Class B shares have forty votes per share, The Class B shares are fully paid and non-assessable. There were no Class A shares outstanding as at July 31, 2025.

NOTE 9 – Subsequent Events

Subsequent events have been evaluated through September 18, 2025, which is the date the financial statements were available to be issued.

PART III – EXHIBITS

Index to Exhibits

Exhibit No.	Title of Document

1.1	Broker-Dealer Agreement

2.1	Articles of Incorporation

2.2	Certificate of Amendment to Articles of Incorporation (name change)

2.3	Certificate of Amendment to Articles of Incorporation (voting shares)

2.4	Bylaws

4.1	Form of Subscription Agreement

6.1	NextTrip, Inc. Services Agreement

6.2	NextTrip, Inc. Option Agreement to Acquire NextTrip Group, LLC’s Class B Shares

8.1	Escrow Agreement

11.1	Consent of Assurance Dimensions, LLC

11.2*	Consent of Nevada Counsel (included in Exhibit 12.1)

12.1*	Opinion of Nevada Counsel

* To be filed by amendment.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunrise, State of Florida, on January 16, 2026.

NEXTTRIP PRIVILEGE, INC.

By:	/s/ Donald Monaco
Name: Donald Monaco
Title: President

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/Donald Monaco	President and Director (Principal Executive Officer)	January 16, 2026
Donald Monaco

/s/ Frank Orzechowski	Chief Financial Officer (Principal Financial and Accounting Officer)	January 16, 2026
Frank Orzechowski